Exhibit 2.1

[Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Asterisks denote omissions.]

THIS AGREEMENT is made the 30th day of June 2010

BETWEEN

(1)                                           THE SEVERAL PERSONS whose respective names and addresses are set out in column 1 of Part 1 of Schedule 1 (Details of the Sellers) (the “Sellers”); and

(2)                                           INNOVATIVE OUTPUT SOLUTIONS LIMITED a company registered in England and Wales with company number 7262428 whose registered office is at DST House, St Marks Hill, Surbiton, Surrey KT6 4QD (the “Purchaser”).

RECITALS

(A)                                       Details of DSICMM GROUP LIMITED are set out in Part 1 of Schedule 2 (Details of the DSICMM Group).

(B)                                         The Sellers have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares on and subject to the terms of this Agreement.

NOW IT IS AGREED as follows:

1.                                               Definitions and Interpretation

Defined terms

1.1                                          In this Agreement:

“accounting period” is as defined in TA 88;

“Accounts” means collectively the audited financial statements and the audited consolidated financial statements of DSICMM and the audited financial statements of each of the Subsidiaries as at the Balance Sheet Date (comprising in each case a balance sheet, profit and loss account, notes, auditors’ and directors’ reports and a cashflow statement) and references to a Group Company’s Accounts are to the relevant financial statements (including, in the case of DSICMM, consolidated financial statements) comprised in the Accounts.  Copies of the Accounts have been initialled by or on behalf of each of the Parties for the purpose of identification;

“Affiliate” means in relation to any body corporate (i) a parent undertaking of such body corporate; or (ii) a subsidiary undertaking of such body corporate or of any such parent undertaking;

“Agreement” means (subject to clause 24.1 (This Agreement)) this Agreement including the Recitals and Schedules;

“B Shares” means B ordinary shares of £0.01 each in the capital of the Purchaser;

“Balance Sheet Date” means 30 June 2009;

“Bank” means Lloyds TSB Bank plc and Lloyds TSB Commercial Finance Limited;

“Bristol Properties” means Units 5 & 6, Bristol Distribution Centre, 1 Hawkley Drive, Bradley Stoke, Bristol, BS32 0GE and “Bristol Property” shall mean any one of them;

“Business” means collectively the businesses of DSICMM and each of the Subsidiaries at the date of Completion, being the provision of integrated print and communication solutions;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for business in the Island of Guernsey and the City of London;

“CAA” means the Capital Allowances Act 2001;

“CA 85” means the Companies Act 1985;

“Cash Consideration” means the cash consideration payable to the Cash Sellers as set out opposite their respective names at column (4) of Schedule 1;

“Cash Sellers” means each of Alastair Maclean and Karen Hayley (being two of the Sellers);

“Claim” means a claim for breach of warranty and/or a claim under clause 18 (Indemnities) and/or a claim under the Tax Deed;

“Commercial Information” means all information (including Know How but not limited to matters which are confidential) at any time belonging to, or under the control of, any Group Company which has at any time been used or intended to be used for the purpose of the Business (or any aspect of it);

“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Taxation Authority;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement;

“Completion Total Debt” means the Total Debt as of the close of business the day immediately prior to Completion;

“Completion Working Capital” means the amount of Working Capital as of the close of business the day immediately prior to Completion;

“Conditions” means collectively the conditions to Completion set out in sub-clause 4.1;

“Connected Person” means a person connected (within the meaning of section 839 TA 88) with any of the Sellers or with any of the directors of any Group Company;

“Consideration” means the consideration payable for the Shares, as specified in clause 3.1 (Consideration);

“Consideration Shares” means, in aggregate, 4,067,660 B Shares, to be issued to the Sellers as set out opposite their respective names at column (3) of Schedule 1;

“Deferred Shares” means deferred shares of £0.01 each in the capital of the Purchaser;

“Deferred Consideration Payment Amounts” means all and any sums outstanding or payable as at or prior to the date of Completion (and whether conditionally, contingently or subject to dispute, or otherwise) under or in connection with the Prior Acquisitions;

“Disclosed” means accurately and fairly disclosed against a specific paragraph(s) of the warranties set out at Schedule 7 (with sufficient details to identify the nature and scope of the matter disclosed) by the Disclosure Documents (and “Disclosure” shall be construed accordingly);

“Disclosure Documents” means the Disclosure Letter and the two identical bundles of documents collated by or on behalf of the Sellers, the outside covers of each of which have been signed for identification by or on behalf of the Sellers and the Purchaser;

“Disclosure Letter” means the letter described as such, dated as of the date of this Agreement and addressed by the Sellers to the Purchaser;

“DSICMM” means dscimm Group Limited, as named in Recital (A);

“DST Bridge Loan” means the proposed interim convertible secured loan of £7,000,000 to be advanced by DST Process Solutions Limited (registered number 7269757) to DSICMM on or about the date of Completion, together with the security documentation contemplated thereby (in each case, in the agreed form);

“DST Disclosure Letter” means the letter described as such, to be dated on the date of Completion and addressed by DST Process Solutions Limited to the Purchaser;

“DST Entities” means each of DST Output Limited (company number 04220397) and DST Realty (UK) Limited (company number 03010097);

“DST Warranty Deed” means the warranty deed containing various protections and covenants relating to the transfer by DST Process Solutions Limited of the DST Entities to the Purchaser to be executed on the date of Completion (in the agreed form);

“Employment Claim” any claim by Paul Galpin against dsicmm Limited arising out of the termination of his employment by dsicmm Limited;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Environment”, “Environment Agreements”, “Environment Law” and “Environment Liability” are as defined in paragraph 9 of Part 1 of Schedule 7 (Environment);

“ERA” means the Employment Rights Act 1996;

“FA” means Finance Act;

“Founders” means each of Mark Felstead, Andrew Young and Yolanda Noble (being three of the Sellers);

“FRS” means a financial reporting standard in force at the date of this Agreement as issued by the Accounting Standards Board Limited;

“GAAP” means FRSs, SSAPs, the legal principles set out in such of the regulations referred to in sections 396 and 404 Companies Act 2006 as apply, rulings and abstracts of the Urgent Issues Task Force of the Accounting Standards Board Limited and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the Accounting Standards Board Limited;

“Grant” means the grant advanced to dsicmm Limited in the amount of £1,000,000 by the London Development Agency under section 7 of the Industrial Development Act 1982;

“Group” means collectively DSICMM and the Subsidiaries (and “Group Company” shall be construed accordingly);

“Harm” and “Hazardous Matter” are as defined in paragraph 9 of Part 1 of Schedule 7 (Environment);

“Health and Safety Legislation” means any and all laws, whether civil, criminal or administrative, applicable to a Group Company and/or a Group Company’s business concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by any government agency or Competent Authority;

“Intellectual Property Rights” is as defined in paragraph 19 of Part 1 of Schedule 7 (Intellectual Property Rights);

“IT Contracts”, “IT Services” and “IT Systems” are as defined in paragraph 20 of Part 1 of Schedule 7 (Information technology and telecommunications);

“IT(EP)A” means the Income Tax (Earnings and Pensions) Act 2003;

“Joint Venture Companies” means dsi Sameday Express Limited, dsi Billing Services Limited; Response Handling Centre Limited, European Direct Mail Specialists Limited and Metadox LLP;

“Know How” is as defined in paragraph 19 of Part 1 of Schedule 7 (Intellectual Property Rights);

“Lease” means in relation to any Property, if applicable, the lease under which the Property is held by the relevant Group Company;

“Licences In” and “Licences Out” are as defined in paragraph 19 of Part 1 of Schedule 7 (Intellectual Property Rights);

“Limited Period” means the date falling 18 months following Completion;

“Litigation” means any actual or prospective proceedings, whether judicial, administrative, tribunal, arbitral, criminal or similar and whether or not subject or intended to be subject to Alternative Dispute Resolution techniques;

“Losses and Expenses” means actions, proceedings, losses, damages, liabilities, claims, demands, costs and expenses, including fines, penalties, clean-up costs, legal and other professional fees and any amount paid by the Party (or a Group Company as applicable) to any person in good faith, having reasonably determined such payment to be due to that person (whether it is or not), and any VAT payable in relation to any such matter, circumstance or item

(except to the extent that the Party (or a Group Company as applicable) claiming Losses and Expenses obtains credit for such VAT as input tax);

“Management Accounts” means collectively the unaudited financial statements and consolidated financial statements of DSCIMM and each of the Subsidiaries (comprising in each case a balance sheet, profit and loss account and cash flow statement) as at 30 April 2010. Copies of the Management Accounts have been initialled by or on behalf of each of the Parties for identification purposes only;

“Material Adverse Change” means a material adverse effect on or a change to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of any Group Company;

“New Employment Contracts” means the employment agreements to be entered into between each of Yolanda Noble, Andy Young, Asa Burrows, David Reynolds, Mark Felstead, Martin Williams, Susan Liow and Tim Drake, and (in the case of Andy Young and Mark Felstead) the Purchaser, (in the case of Susan Liow) dsicmm Limited, (in call other cases) dsicmm Group Limited (all in the agreed form);

“Non-Trading Subsidiaries” means those Subsidiaries named in Part 2 of Schedule 2 which are described as non-trading;

“Ordinary Shares” means the 4,729,837 fully-paid issued ordinary shares of £0.01 each in the capital of DSICMM;

“Other Property” is as defined in paragraph 9 of Part 1 of Schedule 7 (Environment);

“Parties” means the Purchaser and the Sellers (and “Party” shall be construed accordingly);

“Pension Scheme” means the stakeholder money purchase pension scheme to which access is provided by DSICMM;

“Permits” is as defined in paragraph 9 of Part 1 of Schedule 7 (Environment);

“Planning Acts” means the Town and Country Planning (Scotland) Act 1997, The Planning (Hazardous Substances) (Scotland) Act 1997, Planning (Listed Buildings and Conservation Areas) (Scotland) Act 1997, The Planning (Consequential Provisions) (Scotland) Act 1997, Building (Scotland) Act 2003 including any statutory modifications or re-enactments thereof in force at the date of Completion and all other statutes regulating the development, design, use and control of property;

“Prior Acquisitions” means the following acquisitions:

the acquisition of Emeness Limited by dsicmm Group Limited pursuant to a share purchase agreement dated 4 April 2008;

the acquisition of K2 Direct Limited by dsicmm Group Limited pursuant to a share purchase agreement dated 18 January 2008; and

the acquisition of Colourworks Docklands Limited by dsi Print Services Limited pursuant to a share purchase agreement dated 20 June 1998;

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement;

“Product” is as defined in paragraph 15 of Part 1 of Schedule 7 (Trading);

“Properties” means the properties of which short particulars are set out in Schedule 3 (Properties) and the expression “Property” shall mean, where the context so admits, any one or more or any part of such properties;

“Provisional Consideration” means the issue of the Consideration Shares, credited as fully paid, and the Cash Consideration;

“Purchaser” means the Party identified above as the purchaser of the Shares;

“Purchaser Articles” means the new articles of association to be adopted at or prior to Completion by the Purchaser (in the agreed form);

“Purchaser’s Solicitors” means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD (Ref.: DLB/112044.00002);

“Regulatory Requirements” means any applicable requirement of law, the UK Listing Authority or the London Stock Exchange plc, or of any person who has regulatory authority which has the force of law whether in the United Kingdom or elsewhere;

“Remediation Action” is as defined in paragraph 9 of Part 1 of Schedule 7 (Environment);

“Sellers” means the Parties identified as Sellers in Schedule 1 (Details of the Sellers);

“Sellers’ Representative” means a person appointed under or in accordance with clause 22 (Appointment of Sellers’ Representative);

“Sellers’ Solicitors” means Cotterhill Hitchman LLP of Arthur House, 21 Mere Green Road, Sutton Coldfield, B47 2PN (ref MNC);

“Shareholders’ Agreement” means the agreement to be entered into between DSICMM and each of its shareholders on Completion (in the agreed form);

“Shareholder Loans” means all and any amounts owing by any Group Company (on whatsoever basis including contingently or conditionally) to any Seller, former shareholder of DSICMM or any employee or former employee of the Group, or any Connected Person of any of such persons;

“Shares” means the Ordinary Shares and the single deferred share (registered in the name of Mark Felstead);

“Share Waivers” means the waiver documentation (in the agreed form) from DSICMM to each of the Specified Persons;

“Significant Customer” means the customers listed at Part 3 of Schedule 13;

“Software” means operating and applications computer software programs, systems and databases (including any and all specifications, formulae, processes, methods, algorithms, data, abstracts, documentation, summaries, training aids and other printed materials relating thereto) in whatever form, including source and object code versions thereof;

“Specified Customers” means the customers listed at Part 1 of Schedule 13;

“Specified Persons” means the persons listed at Part 4 of Schedule 12;

“Specified Suppliers” means those suppliers listed at Part 2 of Schedule 13:

“SSAP” means a statement of standard accounting practice in force at the date of this Agreement as adopted by the Accounting Standards Board Limited;

“Step Plan” means the step plan document annexed to this Agreement;

“Subsidiaries” means the subsidiaries of DSICMM named in Part 2 of Schedule 2 (Details of the Group);

“TA 88” means the Income and Corporation Taxes Act 1988;

“Tax Deed” means the deed in the agreed form containing certain taxation covenants and indemnities between the Sellers and the Purchaser;

“Taxation” or “Tax” means:

(a)                                          all forms of direct and indirect taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties (including stamp duties), imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference (including social security contributions and any other payroll taxes and including local authority rates) however imposed (whether by way of withholding or deduction for or on account of tax or otherwise); and

(b)                                         any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above or any late or incorrect return in respect of any Taxation within (a) above;

“Taxation Authority” means HM Revenue & Customs, the Department of Work and Pensions and any other governmental or other authority whatsoever competent to impose any Taxation, whether in the United Kingdom or elsewhere;

“Tax Warranties” means the warranties set out in Part 2 of Schedule 7 (Taxation Warranties);

“Total Debt” means in relation to the Group, the aggregate of all indebtedness or liabilities as determined in accordance with GAAP, excluding “Current Liabilities” (as specified at Part 2 of Schedule 10) and including without limitation:

(a)                                          all bank loans, overdrafts, facilities (of whatsoever kind including invoice discounting or factoring) and any other liabilities to any financial institution as at Completion, inclusive of all accrued interest and any other charges of any nature such as termination penalties;

(b)                                         all liabilities pursuant to third party loans, including director, employee and Shareholder Loans as at Completion, inclusive of all accrued interest and any other charges of any nature payable on repayment of the relevant debt at Completion;

(c)                                          all liabilities pursuant to any asset finance, hire-purchase, leasing, conditional sale, deferred payment or other similar agreement as at Completion plus related accrued interest;

(d)                                         all liabilities or deferred payment plans or arrangements with any Taxation Authority;

(e)                                          all outstanding or payable amounts of whatsoever kind in relation to the Prior Acquisitions;

and for the purpose of clarity an example of the calculation of Total Debt is shown in Part 3 of Schedule 10.

“Total Debt Statement” means the statement of Total Debt referred to in clause 6.1;

“TULRCA” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (and, where the context so requires, the 1981 Regulations defined in those regulations);

“Vacant Properties” means those of the Properties specified at Part 3 of Schedule 3 and the expression “Vacant Property” shall mean, where the context so admits, any one or more or any part of such Properties;

“VAT” means value added tax or any equivalent Tax that is levied on the supply of goods or services in any jurisdiction;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in clause 7 (Warranties) and Schedule 7 (Warranties);

“Working Capital” means the sum of the balances in the accounts under the heading “Current Assets” less the sum of the balance in the accounts under the heading “Current Liabilities” as determined in accordance with GAAP, and for purposes of clarity an example of the calculation of Working Capital is shown in Part 2 of Schedule 10;

“Working Capital Statement” means the statement of Working Capital referred to in clause 6.1.

Interpretation

1.2                                          In interpreting this Agreement:

1.2.1                                reference to any document as being “in the agreed form” shall mean that it is in the form agreed between the Sellers and the Purchaser and signed for the purposes of identification by or on behalf of the Sellers and the Purchaser.

1.2.2                                where any statement is qualified as being limited by any person’s knowledge (for example, by using expressions such as “so far as he is aware”), the statement shall be deemed to be given to the best of his knowledge, information and belief after making due and careful enquiries. The knowledge, information and belief of any one of the Sellers shall in all cases be imputed to the other Sellers.

1.2.3                                the table of contents and headings and sub-headings are for convenience only and shall not affect the interpretation of this Agreement.

1.2.4                                unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.  References to any person shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality, and shall include such person’s successors.

1.2.5                                the words “other”, “include” and “including” shall not connote limitation in any way.

1.2.6                                references to Recitals, Schedules, clauses and sub-clauses are to (respectively) recitals to, schedules to, and clauses and sub-clauses of, this Agreement (unless otherwise specified) and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified).

1.2.7                                references to any statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation include a reference to that statute, statutory provision, directive or legislation as amended, extended, re-enacted, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or legislation and in force at the relevant time.

1.2.8                                words and expressions used in this Agreement that are defined in the Companies Act 2006 shall be read as having those meanings.

1.2.9                                references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.2.10                          any reference to “writing” or “written” shall include faxes and any legible reproduction of words delivered in permanent and tangible form (but not e-mail).

1.2.11                          references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.                                               Sale and purchase

Obligation to sell and purchase

2.1                                          Subject to the terms of this Agreement, each Seller shall sell to the Purchaser that number of the Shares as is set opposite that Seller’s name in column 2 of Schedule 1 (Details of the Sellers) (together with all rights attaching to them at the date of this Agreement and all additional rights (if any) attaching to them at Completion); and the Purchaser shall purchase the Shares accordingly.

Dividends and distributions

2.2                                          The Purchaser shall be entitled to receive all dividends and distributions (whether of income or capital) declared, paid or made by DSICMM on or after the date of this Agreement.

Sale of all Shares

2.3                                          The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

Implied covenants for title

2.4                                          The Sellers covenant that they:

2.4.1                                have the right to transfer the legal and beneficial title to the Shares in accordance with this Agreement; and

2.4.2                                are disposing of them free from all Encumbrances.

Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition made under or pursuant to this Agreement.

Waivers of pre-emption

2.5                                          Each of the Sellers waives (and undertakes to procure that its nominee(s) (if any) shall waive) all rights of pre-emption or similar rights over any of the Shares conferred on it either by the articles of association of DSICMM or in any other way.

3.                                               Consideration

Consideration subject to adjustment

3.1                                          The consideration for the sale of the Shares shall be the Provisional Consideration, subject to adjustment as provided in clause 6.2 (Adjustment of Provisional Consideration).

Provisional Consideration

3.2                                          The Provisional Consideration shall be allotted/paid to the Sellers in the proportions set opposite their respective names in columns (3) and (4) of Schedule 1 (Details of the Sellers).

Reduction in consideration

3.3                                          Any payment made by the Sellers in respect of a breach of any of the Warranties or any other payment made by them pursuant to this Agreement, shall be deemed to reduce the consideration paid for the Shares under this Agreement by a matching amount.

4.                                               Conditions and conduct of Business pending Completion

Conditions to Completion

4.1                                          Subject in each case to waiver in accordance with sub-clause 4.2 below, Completion is wholly subject to and conditional on:

4.1.1                                the obtaining of written consent to change of control (and a waiver of any rights to terminate contractual arrangements) by each of the Specified Customers and the Specified Suppliers;

4.1.2                                without prejudice to sub-clause 4.1.1 above, no Significant Customer notifying a Group Company of any intention to terminate or fail to renew trading relations or any contract relating to such trading relations or otherwise taking any action likely to lead to a material reduction in the level of business (or margins attributable thereto) carried out with a Group Company;

4.1.3                                the obtaining of HMRC tax clearances by the Sellers and the Purchaser under section 138 of the Taxes and Capital Gains Act 1992;

4.1.4                                the Sellers, DSICMM and each Group Company other than European Direct Mail Specialists having signed a Form SS-4 request for a United States employer identification number as well as two Forms 8832, Entity Classification Election, in order to make two elections pursuant to United States Treasury Regulations Section 301.7701-3(c) in a form reasonably acceptable to the Purchaser;

4.1.5                                completion by applicable members of the DST group of companies of the steps set out in the Step Plan including, without limitation, the transfer of the DST Entities to the Purchaser;

4.1.6                                consent of the Bank to the provision of continued facilities on the same terms currently available, to the Group following Completion;

4.1.7                                the obtaining of the Share Waivers from each of the Specified Persons, duly executed; and

4.1.8                                such consent as may be required to Completion of the transaction envisaged hereby by the Purchaser’s bankers (or those of its ultimate parent company or any subsidiary thereof).

Waiver of Conditions

4.2                                          The Purchaser shall be entitled by notice in writing given to the Sellers’ Representative to waive (to such extent as it may think fit) compliance with the Conditions stated in sub-clause 4.1 (or any of them).

Time limit for satisfaction of Conditions

4.3                                          Where fulfilment of any Condition requires a Party’s active involvement or assistance, or where a Party is capable of preventing its fulfilment, that Party shall use all reasonable endeavours to procure that the Condition is fulfilled as soon as practicable and in any event on or before 31 August 2010 (the “Longstop Date”).

Conduct of Business pending Completion

4.4                                          The Sellers undertake to the Purchaser that in the period between the date of this Agreement and the date of Completion (both dates inclusive):

4.4.1                                the Business will be carried on in the normal course and with a view to profit in consultation with the Purchaser and (if the Purchaser wishes) the Purchaser’s representatives shall be permitted at all times to participate in the running of the Business;

4.4.2                                they will use their best endeavours to preserve and retain the goodwill of the Business and existing relationships with customers and suppliers;

4.4.3                                they will keep the Purchaser promptly and fully informed in relation to the Business, and the financial position and/or assets of the Group;

4.4.4                                neither DSICMM nor any of the Subsidiaries will (except in accordance with a prior written consent given by the Purchaser) do, suffer or permit to be done or, agree to do any of the matters referred to or listed in Schedule 5 or Schedule 6 of the Shareholders’ Agreement;

4.4.5                                to promptly provide all information reasonably required by the Purchaser relating to the Business (and its financials) including, without limitation, monthly financial reports, sales flash reports, latest management accounts and weekly debt/cash balances; and

4.4.6                                to provide such assistance in connection with the Purchaser’s tax clearance requirements, and procure that DSICMM and/or its Subsidiaries make such US entity classification elections as may be required, in accordance with the reasonable directions of the Purchaser.

5.                                               Completion

Completion

5.1                                          Completion shall take place at the offices of the Purchaser’s Solicitors (or wherever else the Parties agree in writing) immediately on the exchange of this Agreement. At Completion, the Parties shall perform their respective Completion obligations set out in Schedule 6 (Completion Obligations) (but the Purchaser will not be obliged to do anything unless the Sellers have first fully complied with their Completion obligations under this Agreement).

Advance of DST Bridge Loan

5.2                                          Immediately following Completion, the Purchaser shall or shall procure that the DST Bridge Loan is made available to DSICMM and DSICMM is put in funds accordingly.

Effect of Completion

5.3                                          Notwithstanding Completion:

5.3.1                                each provision of this Agreement (and any other document referred to in it) not performed at or before Completion but which remains capable of performance;

5.3.2                                the Warranties; and

5.3.3                                all covenants and other undertakings contained in or entered into pursuant to this Agreement will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

Pending registration

5.4                                          Each of the Sellers declares that so long as he (or any nominee of his) remains the registered holder of any of the Shares after Completion, he will (and will procure that any such nominee will):

5.4.1                                hold those Shares and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, on trust for the Purchaser; and

5.4.2                                at all times deal with and dispose of those Shares, and all such dividends, distributions and rights attaching to them, as the Purchaser may direct.

Company records etc.

5.5                                          Each of the Sellers undertake at all times to provide the Purchaser promptly on request with all information known to any of them (or which would on reasonable enquiry be known to any of them) in relation to the Group if it is required for the purposes of complying with Regulatory Requirements.

6.                                               Statement of Total Debt and Working Capital

Preparation of Working Capital Statement and Statement of Total Debt

6.1

6.1.1                                As soon as practicable after Completion, the Purchaser shall prepare the Working Capital Statement and the Total Debt Statement for the Group (together the “Statements”), each in the form set out at Schedule 10.

6.1.2                                The Sellers shall procure that the Purchaser has access, through its employees, agents and advisers, to all relevant files and/or working papers in their possession or control, to the extent that they are reasonably required in connection with the preparation of the Statements.  In addition, the Sellers shall offer all reasonable assistance to the Purchaser in order to assist in the provision of all necessary records reasonably required to prepare the Statements.

6.1.3                                The Statements shall be prepared as at the close of business on the date immediately preceding Completion in accordance with the principles set out at Part 1 of Schedule 10.

6.1.4                                The Purchaser shall use its reasonable endeavours to procure that each of the Statements are submitted to the Sellers’ Representative for review on behalf of the Sellers within 45 days following Completion.

6.1.5                                The draft Statements shall be deemed to have been accepted as the Working Capital Statement and/or Total Debt Statement (as applicable) and no dispute may be raised in relation to it/them unless, within 10 Business Days of it being received by the Sellers’ Representative, the Sellers’ Representative delivers to the Purchaser notice to the contrary specifying (i) the item or items disputed; (ii) the Sellers’ reasons; and (iii) how the draft Working Capital Statement and/or the Total Debt Statement should be adjusted (the “Dispute Notice”). Only those item(s) and amount(s) listed in the Dispute Notice shall be treated as being in dispute by the Sellers.  If the Purchaser and the Sellers’ Representative resolve the item(s) raised in the Dispute Notice in the 10 Business Days following receipt of the Dispute Notice, the Working Capital Statement and/or Total Debt Statement (adjusted, if necessary, as agreed by the Purchaser and the Sellers) will be deemed to have been accepted by the Parties as the Working Capital Statement and/or Total Debt Statement for the purposes of this clause 6.

6.1.6                                If the Sellers and the Purchaser are unable to reach agreement within 10 Business Days of the Dispute Notice, the item(s) and amount(s) in dispute may, at the written election of the Sellers’ Representative or the Purchaser, be referred to the decision of an independent chartered accountant (the “Independent Accountant”) to be appointed (in default of nomination by agreement between the Sellers’ Representative and the Purchaser) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of the Sellers’ Representative or of the Purchaser (whichever applies first).

6.1.7                                The Independent Accountant shall act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply. The Independent Accountant shall be instructed to adjudicate only upon the matters in dispute, and in no event shall any determination made by the Independent Accountant award to the Purchaser an amount greater than that claimed by the Purchaser, or award to the Sellers an amount greater than that claimed by the Sellers. The Independent Accountant’s decision shall (in the absence of manifest error) be final and binding on the Parties for all the purposes of this Agreement. The draft Statements, as adjusted (if necessary) to reflect the Independent Accountant’s final and binding decision, will be deemed to have been accepted by the Parties as the Working Capital Statement and/or Statement of Total Debt.

6.1.8                                The costs of the Independent Accountant shall be paid by the Party whom the Independent Accountant rules against but each Party shall be responsible for its own costs of presenting its case to the Independent Accountant.

6.1.9                                If, for any reason, the Purchaser is unable to submit the draft Statements to the Sellers’ Representative in the period provided for by clause 6.1.4 above, then any adjustment amount as set out at clause 6.2 below shall attract interest at the fixed annual rate of 8% per annum (calculated on a daily basis).

Adjustment of Provisional Consideration

6.2                                          The Provisional Consideration shall be adjusted after Completion, in the manner set out at sub-clauses 6.3 or 6.4 below, in accordance with the following provisions of this clause:

6.2.1                                if the Completion Working Capital is less than £9,444,322, the Sellers shall settle or pay to the Purchaser or settle the amount of the deficiency;

6.2.2                                if the Completion Working Capital is greater than £9,444,322, the Purchaser shall settle or pay to the Sellers or settle the amount of the excess;

6.2.3                                if the Completion Total Debt as at Completion is greater than £35,372,000, the Sellers shall settle or pay to the Purchaser the amount of the excess;

6.2.4                                if the Completion Total Debt is less than £35,372,000 the Purchaser shall settle or pay to the Sellers the amount of the deficit,

6.2.5                                Any amounts to be settled by way of adjustment to Consideration Shares or paid pursuant to this sub-clause 6.2 shall:

(a)                                           be settled or paid (as applicable) within 5 Business Days after the date on which the Total Debt Statement and Working Capital Statement, and any adjustment to the Provisional Consideration as a consequence, have been agreed or settled; and

(b)                                          if clause 6.4 applies, be paid in accordance with clause 17 (Payments).

6.3                                          In lieu of (and by way of set off against) any negative adjustment to the Provisional Consideration, the number of B Shares held by the Sellers (excluding the Cash Sellers) (applied pro rata amongst the Sellers in the proportions set out at Schedule 1) shall be reduced by the conversion of the applicable number of B Shares on a one for one basis into Deferred Shares and, for such purpose, each B Share so converted shall be valued at £4.44 per share to satisfy such adjustment in full.

6.4                                          Any of the Sellers shall be entitled to elect to settle, and the Cash Sellers shall be required to so settle, any negative adjustment of the Provisional Consideration by payment, whether in full or in part, of the amount of such deficiency to the Purchaser in cash (instead of an adjustment in shares as set out at clause 6.3 above) by payment of cleared funds to the Purchaser within the period set out at clause 6.2.5 above.

6.5                                          In lieu of (and by way of set off against) any positive adjustment of the Provisional Consideration, the Purchaser shall issue additional B Shares to the Sellers (excluding the Cash Sellers) (applied pro rata amongst the Sellers in the proportions set out at Schedule 1) and any additional B Shares so issued shall be valued at £4.44.  Alternatively, at its sole option, the Purchaser may elect to pay, and shall be required so to do in the case of the Cash Sellers, any positive adjustment of the Provisional Consideration in cash.

6.6                                          For the avoidance of doubt, should any Seller (including a Cash Seller) fail to make any payment to the Purchaser as required by this clause 6 in cash (for whatever reason), the Purchaser shall be entitled to satisfy such adjustment payment in its entirety by way of set off by the conversion of the B Shares held by the Sellers (excluding the Cash Sellers) as prescribed by clause 6.3 above.

7.                                               Warranties

Warranties

7.1                                          The Sellers severally warrant to the Purchaser in the terms set out in Schedule 7 (Warranties) in relation to DSICMM and each of the Subsidiaries as at the date of this Agreement.

7.2                                          In addition, the Sellers severally warrant to the Purchaser that the Warranties will be true and accurate in all respects as at Completion on the basis that a reference to the date of Completion were each time substituted for any express or implied reference to the time of this Agreement (but so that any period of time expressed to start at the date of this Agreement shall continue to be deemed to start then).

7.3                                          Each of the Warranties set out in the separate paragraphs of Schedule 7 (Warranties) shall be separate and independent and (except as expressly otherwise provided) shall not be limited by reference to any other Warranty or by anything in this Agreement or the Disclosure Documents.

Investigation by Purchaser

7.4                                          None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Purchaser. No information relating to DSICMM or to any of the Subsidiaries that has not been Disclosed but of which the Purchaser has, prior to the date of this Agreement, actual knowledge of applicable circumstances (in terms of both nature and likely quantum) which would otherwise constitute a breach of the Warranties, shall not be the subject of a claim under the Warranties. For the avoidance of doubt, information of which the Purchaser has constructive knowledge shall not prejudice any claim which the Purchaser shall be entitled to bring or operate to reduce any amount recoverable by the Purchaser under this Agreement.

Information supplied by DSICMM and Subsidiaries

7.5                                          The Sellers undertake to the Purchaser to waive any and all claims (including for negligence) that they might otherwise have against DSICMM, the Subsidiaries and/or their respective officers, employees, agents and consultants or any of them in respect of any information that any such person has in any capacity supplied to the Sellers or any of them in connection with the Warranties, and/or the information Disclosed.  This shall not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled.

Set Off of Claims

7.6                                          If any of the Sellers (excluding the Cash Sellers) are unable or fail to make payment in cash on account of any Claim within 10 Business Days of the due date, or any of such Sellers (excluding the Cash Sellers) elect to do so by written notice served on the Purchaser, such Seller(s) shall be entitled to set off part or all of any Claim by reducing his holding of B Shares by the conversion of the applicable number of B Shares into Deferred Shares on a one for one basis and, for such purpose, each B Share so converted shall be valued at £4.44 to satisfy the Claim in full.  For the avoidance of doubt:

7.6.1                                should any Sellers (including the Cash Sellers) fail to make any payment to the Purchaser as required by this clause 7 in cash (for whatever reason), the Purchaser shall be entitled to satisfy such payment obligation in its entirety by way of set off by the conversion of the B Shares held by the Sellers (excluding the Cash Sellers) and such conversion shall be applied pro rata amongst the Sellers (excluding the Cash Sellers) in the proportions set out at Schedule 1; and

7.6.2                                if the relevant Seller does not hold any or sufficient B Shares or does not elect to set off all, or only sets off part of such claim, such Seller shall be required to pay all, or such remaining amount, of the Claim, as applicable, in cash.

Reliance

7.7                                          The Sellers accept that the Purchaser has been induced to enter into this Agreement, and has entered into it, upon the basis of and in reliance upon the contractual Warranties. Nothing in this sub-clause shall entitle the Purchaser to any additional non-contractual rights in respect of misrepresentation.

8.                                               Limitation of Sellers’ liability

Limitations on liability

8.1                                          The Sellers’ liability in respect of any claim under the Warranties shall be limited as provided in Schedule 8 (Limitation of Sellers’ liability) provided that such limitations shall not apply in relation to the Warranties set out in paragraphs 1 (Power to contract), 2.4 and 2.5 (Share capital of DSICMM), 2.8 (Prior Acquisitions), 4.1 and 4.2 (Subsidiaries) and 7 (Shareholder Loans) of Part 1 of Schedule 7 (Warranties).

Exclusions from clause 8

8.2                                          Notwithstanding any other provision of this Agreement, the provisions of this clause 8 and Schedule 8 (Limitation of Sellers’ liability) shall not apply to any claim made against the Sellers in the case of any fraud, dishonesty, or (in the case of any claim in relation to the Tax Warranties) negligent conduct by or on behalf of all or any of the Sellers.

9.                                               Termination

Purchaser’s right to terminate

9.1                                          Notwithstanding anything to the contrary in this Agreement, the Purchaser may by written notice to the Sellers’ Representative (for and on behalf of the Sellers) rescind this Agreement ab initio in circumstances where it becomes aware or reasonably concludes that:

(a)                                          there has been (to an extent which is material in the context of this Agreement) a breach of any Warranty (as so given or repeated) or of any other term of this Agreement;

(b)                                         any Condition will not or is unlikely to be fulfilled or waived by the Longstop Date; or

(c)                                          there has been a Material Adverse Change in the Purchaser’s reasonable opinion (to an extent which is material in the context of the business of the Group as a whole);

whether or not the Purchaser would be entitled to treat the same grounds as a repudiatory breach by the Sellers or any of them.

Accrued liabilities

9.2                                          On termination, the rights and liabilities of the Parties which have accrued beforehand shall subsist.

Surviving provisions

9.3                                          This clause and the following provisions of this Agreement shall survive termination, without limit of time:

9.3.1                                clause 1 (Definitions and interpretation);

9.3.2                                clause 7 (Warranties);

9.3.3                                clause 8 (Limitation on Sellers’ liability); and

9.3.4                                clauses 9 to 21 inclusive and clause 23.

10.                                        Third party rights

Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 except that the Subsidiaries and their respective officers, employees, agents and consultants shall be entitled with the Purchaser’s prior written consent to enforce clause 7.5 (Information supplied by DSICMM and Subsidiaries) and all other provisions of this Agreement necessary to give due effect to such rights, but this Agreement may be amended or varied by the Parties in any way, or terminated, in accordance with its terms without any such person’s consent.

11.                                        Further assurance

The Sellers shall, from time to time on being required to do so by the Purchaser, promptly and at the cost and expense of the Sellers do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

12.                                        Confidentiality; announcements

Prohibition on disclosure

12.1                                    The Sellers undertake with the Purchaser, and the Purchaser undertakes with the Sellers, to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, report, publish, disclose or transfer or use for his or its own or any other purposes, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of another Party in the negotiations leading to, this Agreement and which relates to the negotiations relating to this Agreement, the subject matter and/or provisions of this Agreement or any other Party.

Permitted disclosures

12.2                                    The prohibition in clause 12.1 (Prohibition on disclosure) does not apply if:

12.2.1                          the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this clause or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

12.2.2                          disclosure is necessary in order to comply with Regulatory Requirements or to obtain tax or other clearances or consents from HM Revenue and Customs or other relevant Taxation Authority;

12.2.3                          disclosure is made pursuant to an announcement permitted under sub-clause 12.3.1; or

12.2.4                          disclosure is made to such of the Party’s officers, employees, agents, consultants and professional advisers as are involved in the transactions contemplated by this Agreement and is restricted to matters necessary for the proper performance of their duties or services in relation to those transactions provided that any such information disclosable pursuant to sub-clause 12.2.2 shall be disclosed only to the extent required by Regulatory Requirements and (unless such consultation is prohibited by Regulatory Requirements) only after consultation with the Purchaser or the Sellers’ Representative (as the case may be).

Announcements

12.3                                    No Party shall make any formal press release or other public announcement (including to trade press) in connection with any of the transactions contemplated by this Agreement except:

12.3.1                          an announcement in the agreed form or in any other form agreed by the Purchaser and the Sellers’ Representative; or

12.3.2                          any announcement required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Purchaser or the Sellers’ Representative (as the case may be)).

13.                                        Assignment

Assignment by Purchaser

13.1                                    The Purchaser is permitted to assign the benefit of, and any of its rights under, this Agreement (including under the Warranties) together with any cause of action arising in connection with any of them to its successor in title, to any of its Affiliates or to any purchaser or transferee from it or any of them.

13.2                                    If the Purchaser assigns the benefit of this Agreement pursuant to Clause 13.1, the respective liabilities of the Sellers (if any) under the Warranties or any other provision of this Agreement shall be no greater than had the Purchaser not so assigned it.

No assignment by Sellers

13.3                                    None of the Sellers may assign, transfer, charge or deal in any way with the benefit of, or any of their respective rights under or interest in, this Agreement or sub-contract any or all of their respective obligations under it or do any such thing in relation to any document or arrangement expressed to be supplemental to this Agreement, or which this Agreement expressly preserves or requires to be executed, except in accordance with a prior waiver given by the Purchaser.

Successors in title

13.4                                    This Agreement shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

14.                                        Waiver; variation; invalidity

No waiver by omission, delay or partial exercise

14.1                                    No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, by any single or partial exercise of it on an earlier occasion, or by any delay or omission to exercise, or single or partial exercise of, any other such right, power or remedy.

Specific waivers to be in writing

14.2                                    Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No waiver will take effect if the person seeking the waiver has failed to disclose to the grantor every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

Variations to be in writing

14.3                                    No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

Invalidity

14.4                                    Each of the provisions of this Agreement is severable.  If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any other provision of this Agreement in any other jurisdiction.

15.                                        Joint and several

Sellers’ obligations

15.1                                    Save as provided otherwise in this Agreement, the obligations of the Sellers under this Agreement are joint and several, and any reference to the Sellers (including any reference to them as Parties) shall include each of them severally.

Illegality etc

15.2                                    If any liability to the Purchaser under this Agreement (when executed):

15.2.1                          is or becomes illegal, invalid or unenforceable in relation to any Seller in any respect; or

15.2.2                          is in whole or in part released, compounded or compromised by the Purchaser as regards any of the Sellers, or the Purchaser gives him any time or indulgence in relation to it that shall not in any way prejudice or affect the Purchaser’s rights against any other or others of the Sellers under the same or like liability, whether joint or several or otherwise.

16.                                        Costs and expenses

Payment of costs

16.1                                    Except as otherwise stated in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement. The Sellers shall on demand indemnify and reimburse the Purchaser for any costs and expenses incurred in connection with the granting of any waiver or consent by the Purchaser or with any variation, amendment, extension or modification of this Agreement requested by any Seller.

VAT

16.2                                    If:

16.2.1                          any costs or expenses payable or to be reimbursed in accordance with this clause 16 constitute disbursements incurred by the Purchaser as agent on behalf of the Sellers, the Sellers shall also pay any VAT on them; and

16.2.2                          the performance by the Purchaser of any of its obligations under this Agreement shall represent for VAT purposes the making by the Purchaser of any taxable supply of goods or services to the Sellers, the Sellers shall pay to the Purchaser, in addition to the amounts otherwise payable pursuant to this Agreement, an amount equal to the VAT chargeable on any such supply. Payment shall be made within seven days of the Purchaser’s request and against production by the Purchaser of a valid VAT invoice.

Company and Subsidiaries to pay no costs

16.3                                    For the avoidance of doubt, neither DSICMM nor any of the Subsidiaries shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement except to the extent accrued for in full in the Working Capital Statement and the Sellers shall indemnify the Purchaser (on its own behalf and as agent for DSICMM) for all and any fees, costs or expenses payable or paid in relation thereto.

17.                                        Payments

No deduction etc

17.1                                    Except as otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law (in which event such deduction or withholding shall not exceed the minimum amount required by law and the payer will simultaneously pay to the payee whatever additional amount is required for the net amount received to equal what would have been received if no such deduction or withholding had been required). Any amount payable in relation to any Warranty shall be increased to the extent necessary to ensure that the net amount received by the Purchaser shall after Taxation be equal to that which it would have received had the payment not been subject to Taxation.

Payments to Sellers’ Solicitors

17.2                                    Where this Agreement provides for any payment to be made to the Sellers (whether or not the manner of payment is specified) in each case the Sellers irrevocably authorise and instruct the Purchaser to make that payment to the Sellers’ Solicitors, whose receipt shall be an effective discharge of the Purchaser’s obligation to pay the amount concerned.  The Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of any such amount.

Interest on late payment

17.3                                    If a Party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) at the rate which is the aggregate of 3% per annum and the base rate from time to time of Lloyds TSB Bank plc. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable on demand and compounded quarterly in arrears.

18.                                        Indemnities

[********].

19.                                        Protection of goodwill and trade secrets

Covenants

19.1                                    As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group and as a constituent part of the sale of the Shares, each of (a) in the case of the undertakings in sub-clauses 19.1.1 to 19.1.3 (inclusive), each of the Cash Sellers and the Founders shall not directly or indirectly:

19.1.1                          until [**] months after Completion, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist within the United Kingdom in the conduct of any business which is or may in any way be in competition with all or any part of the Business provided that nothing in this sub-clause 19.1.1 shall prevent the Sellers or any of their Affiliates from holding for investment purposes only not more than three per cent of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);

19.1.2                          until [**] months after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the [**] months preceding Completion shall have been a client or customer of DSICMM or of any of the Subsidiaries; or

19.1.3                          until [**] months after Completion, offer employment to or offer to conclude any contract of services with employees holding executive or managerial posts of DSICMM or of any of the Subsidiaries or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees of DSICMM or of any of the Subsidiaries to terminate their employment with DSICMM or any of the Subsidiaries provided always that this sub-clause 19.1.3 shall only apply in relation to persons who were so employed at Completion and who were still so employed at the time of the relevant breach of this sub-clause 19.1.3, in each case whether on any such Cash Sellers’ or Founder’s own behalf or with or on behalf of any person except (i) as directors or employees of DSICMM or of any of the Subsidiaries or (ii) in accordance with a prior waiver given by the Purchaser. Each undertaking contained in this clause 19.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

Severability of covenants

19.2                                    The undertakings in clause 19.1 (Covenants) are considered by the Parties to be reasonable in all the circumstances, but if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

Information in the public domain

19.3                                    The restriction contained in sub-clause 19.1.3 (Covenants) shall not extend to any confidential or secret information that may come into the public domain otherwise than through the default of any of the Sellers or relevant Connected Persons.

20.                                        Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on different counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

21.                                        Time of the essence

Time shall be of the essence of this Agreement as regards any time, date or period mentioned in it. If any such time, date or period (or variation of any of them) is varied, such varied time, date or period shall be of the essence.

22.                                        Appointment of Sellers’ Representative

Appointment

22.1                                    Each of the Sellers appoints Mark Felstead to:

22.1.1                          be his representative in respect of any provisions of this Agreement where he (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election;

22.1.2                          act on his behalf in relation to all matters which this Agreement expressly provides to be agreed or done by the Sellers’ Representative.

Terms of appointment

22.2                                    The following provisions shall apply in relation to any appointment under this clause:

22.2.1                          subject to the other provisions of this clause, each of the Sellers warrants that the Sellers’ Representative has and shall retain the authority to bind him in all matters arising from or in relation to any of the provisions of this Agreement referred to in clause 22.1 (Appointment), but it is acknowledged that the Sellers’ Representative shall have no such authority in relation to any other provision of this Agreement or otherwise;

22.2.2                          the Purchaser shall be entitled to rely on all and any communications provided by the Sellers’ Representative within the scope of his authority (as described within this clause) as binding on each of the Sellers;

22.2.3                          any communication in respect of any matter within the authority of the Sellers’ Representative described in this clause shall be deemed (unless the context otherwise requires) to be provided to the Sellers’ Representative as nominee for all of the Sellers. In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Sellers’ Representative will be deemed to have been validly served at the same time on each of the Sellers on whom it is required to be served;

22.2.4                          the Sellers shall be entitled to appoint a Sellers’ Representative in place of the Sellers’ Representative named in this clause provided that no such appointment will take effect unless notice of the proposed appointment, setting out the substitute Sellers’ Representative’s full name, address within the United Kingdom, telephone and facsimile number is given to the Purchaser, and the prior written consent of the Purchaser (which shall not be unreasonably withheld) has been obtained.

Purchaser can deal with Sellers

22.3                                    If on any occasion there is no Sellers’ Representative, or the Purchaser for any reason does not wish to deal with the Sellers’ Representative, the Purchaser shall be entitled to deal with the Sellers collectively instead of dealing with the Sellers’ Representative. References to the Sellers’ Representative in this Agreement (except in this clause and clause 1.1 (Defined terms)) shall be construed accordingly.

23.                                        Notices

Form of notices

23.1                                    Any communication to be given in connection with the matters contemplated by this Agreement shall except where expressly provided otherwise be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission.  Delivery by courier shall be regarded as delivery by hand.

Address and facsimile

23.2                                    Such communication shall be sent to the address of the relevant Party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the sending Party in accordance with this clause.  Each communication shall be marked for the attention of the relevant person.

Party	Fax number	For the attention of
Sellers’ Representative on behalf of the Sellers	0844 3241491	Mark Felstead

Purchaser	020 8390 7000	Robert Evans

Deemed time of service

23.3                                    A communication shall be deemed to have been served:

23.3.1                          if delivered by hand at the address referred to in clause 23.2 (Address and facsimile) at the time of delivery;

23.3.2                          if sent by first class pre-paid post to the address referred to in that sub-clause, at the expiration of two clear days after the time of posting; and

23.3.3                          if sent by facsimile to the number referred to in that sub-clause, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours.

Proof of service

23.4                                    In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

Change of details

23.5                                    A Party may notify the other Parties of a change to its name, relevant person, address or facsimile number for the purposes of clause 23.2 (Address and facsimile) provided that such notification shall only be effective on:

23.5.1                          the date specified in the notification as the date on which the change is to take place; or

23.5.2                          if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

Non-applicability to Proceedings

23.6                                    For the avoidance of doubt, the Parties agree that the provisions of this clause shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

24.                                        Governing law and jurisdiction

English law

24.1                                    This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law.

Courts of England and Wales

24.2                                    The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear and determine or otherwise settle all and any disputes which may arise out of or in connection with this Agreement or its subject matter.

25.                                        Entire agreement and financial promotion

This Agreement

25.1                                    In this clause, references to this Agreement include the Disclosure Letter and all other written agreements and arrangements between the Parties or any of them, and all other instruments, which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

Financial Promotion

25.2                                    Each of the Parties acknowledges to each of the other Parties, after due and careful consideration, that:

25.2.1                          it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by any other Party or any other Party’s professional advisers;

25.2.2                          except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

25.2.3                          each other Party is entering into this Agreement in reliance on the acknowledgements given in this sub-clause.

Other remedies

25.3                                    The rights, powers and remedies provided in this Agreement are independent and cumulative and do not exclude any rights, powers or remedies (express or implied) which are available as a matter of common law, statute, custom or otherwise.

Fraud

25.4                                    Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

Entire agreement

25.5                                    This Agreement constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter. Subject to clause 25.4 (Fraud), all previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties or any of them with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing, except insofar as any such thing is in terms repeated or otherwise reflected in this Agreement.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

Schedule 1
Details of the Sellers

(1)	(2)	(3)	(4)
Name and address	Number of Shares	Number of Consideration Shares	Cash Consideration

Mark Thomas Felstead [********]	771,015 Ordinary Shares 1 Deferred Share	771,015	—

Susan Ann Felstead [********]	771,015 Ordinary Shares	771,015	—

Andrew Young [********]	771,015 Ordinary Shares	771,015	—

David Neil Reynolds [********]	337,601 Ordinary Shares	337,601	—

Asa Mark Burrows [********]	261,323 Ordinary Shares	261,323	—

Timothy James Drake [********]	162,427 Ordinary Shares	162,427	—

Yolanda Jane Noble [********]	496,632 Ordinary Shares	496,632	—

Martin Richard Williams [********]	496,632 Ordinary Shares	496,632	—

Alastair Duncan Maclean [********]	496,632 Ordinary Shares	—	£2,205,045

Karen Elizabeth Hayley [********]	165,545 Ordinary Shares	—	£735,020

Schedule 7
Warranties

Part 1
General warranties

1.                                               Power to contract

Each Seller has obtained all necessary corporate and other consents and approvals in relation to the performance of this Agreement and, accordingly, has full power to enter into and perform this Agreement respectively, each of which constitutes (or will when executed constitute) binding obligations on each Seller in accordance with their respective terms.

2.                                               The Group Companies

Memorandum and articles of association

2.1                                          The copy of the memorandum and articles of association (or equivalent documents) of each Group Company and each of the Joint Venture Companies which is included in the Disclosure Documents is true and complete in all respects.  Each Group Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association (or equivalent documents) and all such resolutions and agreements.

Statutory books

2.2                                          The statutory books (including all registers and minute books) of each Group Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

Statutory returns

2.3                                          All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by each Group Company have been correctly and properly prepared and so filed or delivered.

Share capital of DSICMM

2.4                                          The Shares constitute the whole of the issued share capital of DSICMM.  There is no Encumbrance on, over or affecting any of the Shares or any unissued shares, debentures or other securities of DSICMM. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of DSICMM.

2.5                                          Each Seller is the sole beneficial owner of that number of the Shares as is set against his name in column 2 of Part 1 of Schedule 1 (Details of the Sellers).

Share capital of Group Companies

2.6                                          No Group Company has at any time:

2.6.1                                repaid, redeemed or purchased any of its own shares, or otherwise reduced its issued share capital or any class of it, or capitalised, in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed any resolution to do so, or agreed to do any of the above; or

2.6.2                                directly or indirectly provided any financial assistance for the purpose of the acquisition of its own shares or the shares of any holding company of that Group Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether in accordance with sections 155 and 156 CA 85, sections 329 to 335 of the Companies Law or otherwise.

Dividends

2.7                                          All dividends declared or due in respect of the Shares have been paid in full.

Prior Acquisitions

2.8                                          Full particulars of all Prior Acquisitions have been Disclosed, including copies of the acquisition agreement and related documents.  Save as Disclosed, there has been no breach by any Group Company of the terms of the acquisitions agreements in respect of the Prior Acquisitions and, so far as the Sellers are aware, no third party has alleged any such breach or notified any Group Company of a claim in respect of the Prior Acquisitions.  Schedule 12 contains accurate details of all Deferred Consideration Payment Amounts.

2.9                                          No Group Company has been or is currently involved in any Litigation arising in connection with the Prior Acquisitions and so far as the Sellers are aware, there is no matter or fact in existence which is likely to give rise to any such Litigation.

Joint ventures

2.10                                    As regards the Joint Venture Companies, full disclosure of all and any shareholders agreements governing the relationship of the shareholders of each respective Joint Venture Company has been made.

Business of DSICMM

2.11                                    Dsicmm Group Limited and each Group Company are not engaged or involved in any activities, either for profit or otherwise, other than the Business.

3.                                               Information

The information set out in Schedules 1 to 4 (inclusive) is complete, true, accurate and not misleading.

4.                                               Connected business

Subsidiaries

4.1                                          All the shares in the Subsidiaries are in each case held legally and beneficially solely by the relevant Group Company free from all Encumbrances and with all rights attaching to them.

4.2                                          The Non-Trading Subsidiaries are the only subsidiaries within the Group which are non-trading and save as Disclosed, each of the Non-Trading Subsidiaries have no assets (other than paid up share capital) or liabilities.

Connected transactions

4.3                                          No Group Company:

4.3.1                                is or has agreed to become the holder or other owner of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the shares in the Subsidiaries listed in Schedule 2 (Details of the Group) and the Joint Venture Companies (each of which is fully paid-up);

4.3.2                                is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or a party to any agreement or arrangement for sharing commissions or other income; and

4.3.3                                has any branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788 TA 88) in any country outside the United Kingdom.

5.                                               Accounts

General

5.1                                          Each Group Company’s Accounts have been properly audited, have been prepared and presented in accordance with GAAP, are consistent with the practice and policies adopted by the relevant Group Company during the three financial years ended on the Balance Sheet Date, comply with the requirements of CA 85, the Companies Act 2006, the Companies (Guernsey) Law, 1994 or the Companies Law (whichever is the case) and give a true and fair view of the assets, liabilities and the financial position (including profits and losses) of the relevant Group Company as at the Balance Sheet Date.

Provisions

5.2                                          Without prejudice to the contents of paragraph 5.1 above, the Accounts make full provision or reserve for (or where appropriate disclose fully by way of note) all liabilities, contingent liabilities, bad and doubtful debts, obsolete or slow moving stock and depreciation; and do not include (and the profits of the relevant Group Company for the period have not been affected to a material extent by) any unusual, exceptional or non-recurring items of income or expenditure.

True and fair view

5.3                                          The profit and loss accounts, balance sheets and reports of each Group Company (copies of which are contained in the Disclosure Documents) covering the three financial years ended on the Balance Sheet Date, give a true and fair view of the assets, liabilities and financial position (including profits and losses) of that Group Company at the relevant dates, and there were no unusual, exceptional or non-recurring items or transactions entered into other than in the normal course of trade which materially affect such accounts or the trend of profits shown by them.

Basis of valuation

5.4                                          The basis of valuation for stock-in-trade, work-in-progress and of depreciation of fixed assets adopted for the purpose of the Accounts and each of the last three financial years of each Group Company up to the Balance Sheet Date has, in all material respects, remained consistent.

Books of account

5.5                                          All accounts, books, ledgers, financial and other necessary records of whatsoever kind of each Group Company (including all invoices and other records required for VAT purposes) have been accurately maintained, are in the possession of the relevant Group Company and contain true and accurate records of all matters (including those required to be entered in them by all applicable legislation) and no notice or allegation that any of them is incorrect or should be rectified has been received.

Management Accounts

5.6                                          The Management Accounts as at 30 April 2010 (and in respect of the 11-month period then ended) pertaining to the Group have been properly prepared from the accounting records of the Group Companies, in accordance with good accounting practice and on the basis consistent with the Accounts and those adopted in previous management accounts, and fairly and in all material respects state the assets, level of turnover, operating profit and losses and liabilities of the Group as at that relevant date (except as expressly disclosed in them) do not include any unusual, exceptional or non-recurring item of income or expenditure.

Internal accounting control

5.7                                          The systems of internal accounting controls maintained by DSICMM and each of the Subsidiaries are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorisation; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorisation; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.                                               Post-Balance Sheet Date events

6.1                                          Since 1st January 2009:

6.1.1                                each Group Company has carried on its business in the normal course and without any interruption or alteration in the nature, scope or manner of its business or Material Adverse Change;

6.1.2                                no Group Company has experienced any material deterioration in its financial position or prospects or turnover and no Group Company has had its business, profitability or prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Sellers are aware, there are no facts which are likely to give rise to any such effects;

6.1.3                                no Group Company has acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent), or made any payment not provided for in the Accounts, or entered into any other transaction, otherwise than in the ordinary course of trading;

6.1.4                                no Group Company has declared, made or paid any dividend, bonus issue or other distribution of capital or income;

6.1.5                                no Group Company has received or been notified of any wage claim or made or agreed to make any change to the terms of employment or basis of amount of the emoluments or pension benefits of any of its present or former directors, officers or employees;

6.1.6                                no Group Company has entered into any contract involving capital expenditure in an amount exceeding £25,000;

6.1.7                                no Group Company has purchased stocks in quantities or at prices materially greater than was the practice of that Group Company before 1st January 2009;

6.1.8                                no Group Company has acquired or agreed to acquire any asset for a consideration higher than the market value at the time of acquisition of such asset or disposed of or agreed to dispose of any asset for a consideration lower than the market value of such asset at the time of disposal;

6.1.9                                each Group Company has paid its creditors within the times agreed with such creditors and no Group Company has any debts outstanding which are overdue for payment by more than four weeks; and

6.1.10                          no Group Company has made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax.

7.                                               Transactions with the Sellers, directors and Connected Persons

Loans and debts

7.1                                          Save as specifically set out at Schedule 9, there is not outstanding:

7.1.1                                any indebtedness or other liability (actual or contingent) owing by any Group Company to any Seller or director, former director, employee or former employee of any Group Company or any Connected Person or owing to any Group Company by any Seller or director, former director, employee or former employee of any Group Company or any Connected Person; or

7.1.2                                any guarantee or security for any such indebtedness or liability,

and the Sellers have Disclosed all documentation in relation to such indebtedness or liabilities.

7.2                                          Each of the Shareholder Loans listed at Schedule 9 evidence bona fide advances of cash by the individuals concerned to a Group Company, and such Shareholder Loans are documented on the terms of the Shareholder Loan Exhibit attached to this Agreement.

Arrangements with Connected Persons

7.3                                          There is not outstanding and there has not at any time during the last six years been outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which any Group Company is a party and in which any Seller, director or former director of any Group Company or any Connected Person is or has been interested whether directly or indirectly.

7.4                                          No Group Company is a party to and nor have its profits or financial position during the last six years been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

Competitive interests

7.5                                          No:

7.5.1                                Seller, director or former director of any Group Company nor any Connected Person, either individually or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the relevant Group Company which is or is likely to become competitive with any aspect of the Business of any Group Company except as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than three per cent of such class of securities; and

7.5.2                                Seller, individually, collectively or with any other person or persons, is interested in any way whatsoever in any Intellectual Property Rights used and not wholly owned by a Group Company.

Benefits

7.6                                          No Connected Person is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from any Group Company.

8.                                               Finance

Borrowings

8.1                                          Particulars of all money borrowed by each Group Company (other than normal trade credit) including, in each case, the name and address of all banks with whom each Company holds an account and the name and number of such account, have been Disclosed and complete and accurate copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to each Company and all Encumbrances to which any asset of a Company is subject have been provided to the Purchaser.

8.2                                          Particulars of all money lent or agreed to be lent by each Group Company and which has not been repaid to it (other than normal trade credit) have been Disclosed and complete and accurate copies of all documentation relating to such arrangements are contained in the Disclosure Documents.

8.3                                          No member of the Group has any indebtedness (excluding trade creditors) other than that to be provided for or disclosed in the Total Debt Statement.

8.4                                          All debts owed to each Group Company are collectable in the ordinary course of business and each such debt will be paid in full within three months of its due date for payment.

Grants

8.5                                          Full details of all (if any) grants made to each Group Company in the last six years, and all outstanding applications for any such grant, have been Disclosed.  No act or transaction has been effected in consequence of which any Group Company is or could be held liable to refund (in whole or in part) any such grant or in consequence of which any such grant for which application has been made by it will not or may not be paid or will or may be reduced.

Options and guarantees

8.6                                          No:

8.6.1                                Group Company is responsible (including on a contingent basis) for the indebtedness of any other person nor subject to any other obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person; and

8.6.2                                person other than another Group Company has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Company.

Payment of obligations

8.7                                          There has been no delay by any Group Company in the payment of any material obligation due for payment.

9.                                               Environment

Definitions

9.1                                          In this Agreement:

“Environment” means any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

“Environment Agreements” means any and all leases or licences or other agreements (including agreements of the nature referred to at paragraph 44 of Chapter IV of the draft Statutory Guidance to Part IIA of the Environment Protection Act 1990) which are binding on any Group Company but only to the extent that they relate to the protection of the Environment and/or the prevention of Harm and/or Remediation Action and/or the provision of remedies in respect of Harm;

“Environment Law” means any and all laws, whether civil, criminal or administrative and which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm, including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; Permits; Environment Agreements; codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; and judgments, notices, orders, directions, instructions or awards of any Competent Authority;

“Environment Liability” means liability (including liability in respect of Remediation Action) on the part of any Group Company and/or any of its directors or officers or shareholders under Environment Laws;

“Harm” means harm or damage to, or other interference with, the Environment and includes, in the case of man, offence caused to any of his senses or harm or damage to his property;

“Hazardous Matter” means any and all matter, radiation, electricity, heat, vibration or noise that (alone or in combination) is capable of causing Harm;

“Other Property” means any and all land or property, other than any Property, owned or occupied, at any time by any Group Company;

“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by, Environment Law in relation to the Properties and the carrying on of the Business;

“Remediation Action” means (i) preventing, limiting, removing, remedying, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment or (ii) carrying out investigative, design and scoping work and obtaining legal and other professional advice as is reasonably required in relation to (i).

Compliance with Environment Law

9.2                                          So far as the Sellers are aware, but without making any specific enquiry of any environmental agencies or authorities, each Property and (during the relevant Group Company’s period of occupation) each Other Property has been used, and each Group Company has operated, at all times in compliance with Environment Law, and no work, repairs, remediation, construction, or capital expenditure is required to any Property under any Environment Law or in order to carry on lawfully the Business.

Permits

9.3                                          All Permits have been obtained, full copies of them have been Disclosed, and, so far as the Sellers are aware, all such permits are in full force and effect and their terms and conditions have been complied with.  So far as the Sellers are aware, no circumstance exists which may result in modification, suspension, or revocation of any Permit or may result in any such Permit not being extended, renewed, granted or (where necessary) transferred.

Hazardous Matter

9.4                                          So far as the Sellers are aware, but without making any specific enquiry of any environmental agencies or authorities, no Hazardous Matter has been generated, used, kept, treated, transported (including transportation in pipes and pipeworks), spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any Property and/or any Other Property during the period of occupation by the relevant Group Company.

Environment states of affairs

9.5                                          So far as the Sellers are aware, but without making any specific enquiry of any environmental agencies or authorities, there are no events, states of affairs, conditions, circumstances, activities, practices, incidents, or actions which have occurred or are occurring or have been or are in existence at, in, under or about any Property or the Other Property or in or about the conduct of the Business which may give rise to Environment Liability.

Storage tanks

9.6                                          So far as the Sellers are aware, no storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under any Property.

Notice of claims

9.7                                          So far as the Sellers are aware, at no time has any Seller or any Group Company had knowledge of or received any notice, claim, demand or other communication alleging any actual or potential Environment Liability.

Assessments, audits etc

9.8                                          The Sellers have Disclosed and provided to the Purchaser complete copies of all (if any) assessments, audits, reports or investigations relating to the Environment, Environment Law or Environment Liability in connection with the Properties or the Other Properties, or to the operations of each Group Company obtained in the last two years preceding the date of this Agreement.

10.                                        Health & Safety

Compliance

10.1                                    The Business has at all times been conducted in all material respects in compliance with all Health and Safety Legislation and any and all regulations or orders made or issued under such Health and Safety Legislation issued by any government or agency or Competent Authority.

Claims

10.2                                    So far as the Sellers are aware, at no time in the last two years preceding the date of this Agreement, have the Sellers or any Group Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation.

11.                                        Assets of the Group

Title

11.1                                    In relation to each Group Company:

11.1.1                          except insofar as this Warranty is inconsistent with paragraph 22 (Properties) (and except for assets disposed of in the ordinary course of trading), it has legal and beneficial title (free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms) to all of its assets which (a) are included in the Accounts; or (b) were at the Balance Sheet Date used or held for the purposes of its business; or (c) have been acquired by it since the Balance Sheet Date, and all such assets are in its possession and control and are sited within the United Kingdom.

11.1.2                          it has not acquired or agreed to acquire any material asset on terms that title does not pass to it until full payment is made.

Condition of assets

11.2                                    The assets of each Group Company (including all vehicles, machinery, equipment and stock-in-trade) shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with its business which have not been disposed of in the ordinary course of business:

11.2.1                          are in good repair and condition and are regularly maintained (though not necessarily in accordance with manufacturer’s recommendation) and are each capable of doing the work for which they were designed and/or purchased; and

11.2.2                          are not obsolete or, so far as the Sellers are aware, in need of renewal or replacement,

and the vehicles owned or used by each Group Company are road-worthy and duly licensed for the purposes for which they are used.

Assets

11.3                                    The Disclosure Documents contain a complete and accurate list of all assets owned or in the possession of each Group Company and held under any leasing, hire-purchase, conditional sale, deferred payment or other similar agreement and up to date details of the rentals (or like payments) payable by the relevant Group Company thereunder and such rentals are fully deductible by the relevant Group Company for tax purposes.

12.                                        Insurance

Extent of insurance

12.1                                    All the assets of each Group Company which are of an insurable nature are fully insured to their full replacement value with a reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses to those of the relevant Group Company and, so far as the Sellers are aware, each Group Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit).

Premiums and claims

12.2                                    Particulars of all policies of insurance of each Group Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force.  So far as the Sellers are aware there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being abnormally increased.  Save as Disclosed, there is no claim in excess of £25,000 outstanding under any such policies and so far as the Sellers are aware, there are no circumstances likely to give rise to a claim.

13.                                        Litigation

Litigation

13.1                                    In relation to each Group Company:

13.1.1                          except as claimant in the collection of debts (not exceeding £20,000 in the aggregate) arising in the ordinary course of trading, it is not now engaged in any Litigation, and no Litigation is in prospect, in either case by or against that Group Company or any person for whose acts or defaults it may be vicariously liable;

13.1.2                          it has not, in the last two years preceding the date of this Agreement, been involved in any Litigation (except as claimant in the collection of debts) with any person who is or was a supplier, or customer, of importance to any Group Company or the Business, or where such Litigation resulted in adverse publicity or loss of goodwill; and

13.1.3                          there is no matter or fact in existence which is likely to give rise to any Litigation involving it, including any which might form the basis of any criminal prosecution against it.

Orders and judgments

13.2                                    No Group Company is subject to any order or judgment given by any court, tribunal or governmental agency which is still in force, or has given any undertaking to any court or tribunal or to any third party arising out of any Litigation.

14.                                        Licences

General

14.1                                    The Group Companies have all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Sellers know of no reason why any of them is likely to be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Sellers are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and no Group Company is restricted by contract from carrying on any activity in any part of the world.

Financial Services and Markets Act etc

14.2                                    In carrying on its business, each Group Company, its officers and employees (in connection with its affairs) have, so far as they are aware but without making any specific enquiry, complied with all applicable legislation (including the Financial Services Act 1986, the Financial Services and Markets Act 2000 and equivalent legislation in the relevant Group Company’s place of incorporation), have not received any notice or allegation and are not subject to any investigation relating to any breach or alleged breach of the requirements of any legislation which is applicable to the Group Company and are not aware of any circumstances which may give rise to any such notice, allegation or investigation.

Data Protection Act 1998

14.3                                    Without prejudice to the generality of the foregoing, each Group Company has registered or applied to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, all due and requisite fees in respect of such registrations have been paid, the details contained in such registrations or applications are correct and there are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data pursuant to such Act or the Data Protection Act 1984.

15.                                        Trading

Definition

15.1                                    In this Agreement, “Product” means any goods, product, apparatus or equipment which any Group Company has manufactured, marketed, supplied or agreed to supply to any person or put into service and includes a product which is comprised in another product (whether by virtue of being a component part or raw material or otherwise).

Tenders, etc

15.2                                    No offer, tender or the like is outstanding (the value of which to the relevant Group Company could exceed £50,000 in any year) which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person.

Delegation of powers

15.3                                    There are in force no powers of attorney given by any Group Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by any Group Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

Consequence of acquisition of Shares by Purchaser

15.4                                    Nothing done in compliance with the terms of this Agreement (including acquisition of the Shares by the Purchaser) and no change in the management of any Group Company will:

15.4.1                          cause any Group Company to lose the benefit of any material right, privilege or licence it presently enjoys or cause any person who normally does business with any Group Company not to continue to do so on the same basis as previously;

15.4.2                          relieve any person of any obligation to any Group Company (whether contractual or otherwise) or entitle any person to determine or terminate any material contract or arrangement with any Group Company or to exercise any right, whether under an agreement or arrangement with, or otherwise in respect of, any Group Company;

15.4.3                          conflict with, or result in the breach of on the part of any Group Company or any Seller under any of the terms, conditions or provisions of any agreement or instrument to which it is now a party or any loan to or mortgage created by it;

15.4.4                          cause or entitle any director, officer or senior employee of any Group Company to leave employment; or

15.4.5                          entitle any person to receive from any Group Company any finder’s fee, brokerage or other commission,

or, so far as the Sellers are aware, but without making any specific enquiry of clients, customers and suppliers, will prejudicially affect the actions of clients, customers and suppliers with regard to any Group Company.

Product regulatory requirements

15.5                                    At no time has any Group Company:

15.5.1                          so far as the Sellers are aware, designed, manufactured, placed on the market, installed, supplied or put into service any Product which was at the material times not fully compliant with:

(a)                                           the requirements of all applicable European laws and the laws of any territory in which such Product has been placed on the market or put into service;

(b)                                          the terms of any applicable recognised national or international product standards; or

(c)                                           any representation or warranty (whether express or implied) given in respect of such Product; or

15.5.2                          had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in any Product or any contravention of any applicable law or standard relating to the Products.

Guarantees and warranties

15.6                                    Except for warranties or guarantees implied by law, every guarantee, warranty and/or representation given or made in respect of articles or trading stock sold or contracted to be sold by any Group Company and every liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by any Group Company has been Disclosed.

Competition/Anti-trust

15.7                                    No Group Company has been or is party to or directly or indirectly concerned in any agreement, arrangement, understanding, practice (whether or not legally binding) or conduct which has been, is or may be:

15.7.1                          capable of giving rise to an investigation by the Office of Fair Trading or a reference to the Competition Commission;

15.7.2                          infringing or capable of infringing Article 81 or Article 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998;

15.7.3                          in contravention of the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Resale Prices Act 1976,  the Consumer Protection Act 1987 or any other provision of the Competition Act 1998 not previously mentioned;

15.7.4                          otherwise registrable, unenforceable or void or capable of rendering the relevant Group Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust legislation, trade regulation or similar legislation in any jurisdiction; and

15.7.5                          the subject of any investigation, inquiry or proceedings, whether actual, pending or threatened, by any competent authority or any litigation proceedings in respect of any provision of any anti-trust legislation, trade regulation or similar legislation in any jurisdiction.

15.8                                    So far as the Sellers are aware, but without making any specific enquiry, no Group Company is or has been in receipt of any payment, guarantee, financial assistance or other aid from a government or other state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for a decision declaring such aid to be compatible with the common market.

Restrictions on trading

15.9                                    No Group Company is or has been a party to any agreement, arrangement, understanding or practice restricting its freedom to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

Possession of records

15.10                              In the case of each Group Company:

15.10.1                    all title deeds and agreements to which it is a party and all other documents owned by it are in its possession or control; and

15.10.2                    none of its records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the relevant Group Company.

Business names

15.11                              No Group Company uses on its letterhead, books or vehicles or otherwise carries on its business under any name other than its corporate name.

Unlawful acts

15.12                              No Group Company nor any of their respective directors or officers has been prosecuted for any criminal, illegal or unlawful act connected with that Group Company.

Inducements

15.13                              So far as the Sellers are aware, no officer or employee of any Group Company has (in connection with the Business or otherwise) directly or indirectly offered, given, procured or received any gift, loan, fee, reward, advantage or other consideration which:

15.13.1                    is deemed illegal under the Prevention of Corruption Acts 1889 to 1916 and/or Part 12 of the Anti-terrorism, Crime and Security Act 2001, or which has contravened, or was intended to result in the contravention of, the laws of any jurisdiction; or

15.13.2                    (whether or not it is unlawful) is in the nature of a bribe, influence payment or kickback or similarly has an ulterior or covert purpose;

or has agreed, conspired or attempted to, or assisted any other person to, do any such thing.

16.                                        Contracts

Material contracts

16.1                                    Complete and accurate copies of all contracts to which any Group Company is a party with a value in excess of £100,000 have been Disclosed and no Group Company is a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

16.1.1                          is incapable of complete performance in accordance with its terms;

16.1.2                          is likely to result in a loss to the relevant Group Company on completion of performance;

16.1.3                          cannot readily be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money and effort;

16.1.4                          involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

16.1.5                          involves or is likely to involve the supply of goods or services by or to the relevant Group Company the aggregate sales value of which will represent in excess of five per cent of the turnover of that Group Company for the year ended on the Balance Sheet Date;

16.1.6                          requires the relevant Group Company to pay any commission, finder’s fee, royalty or the like; or

16.1.7                          is in any way otherwise than in the ordinary and proper course of the relevant Group Company’s business, or would in any respect reasonably be regarded as onerous or material by an intending purchaser of the Shares.

Performance of contracts

16.2                                    In relation to each Group Company:

16.2.1                          the terms of all its contracts with a value in excess of £100,000 have been complied with by it and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by it or (so far as the Sellers are aware) by any other party under any such contract;

16.2.2                          there are no outstanding claims against it on the part of customers or other persons in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by it and no such claims are threatened or anticipated and, so far as the Sellers are aware, but without making any specific enquiry of its customers, there is no matter or fact in existence in relation to goods or services currently sold or supplied by it which might give rise to any such claim;

16.2.3                          it has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any material agreement or other material transaction to which it is a party or in relation to which it otherwise purports to have enforceable rights and it has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction; and

16.2.4                          there are no actual or purported contracts which are material to its business and under which it purports to have enforceable rights by virtue only of the Contracts (Rights of Third Parties) Act 1999.

16.3                                    All sums due to each Group Company under contracts to which it is a party have been paid in full and no disputes exist in respect of such sums and so far as the Sellers are aware, there are no circumstances likely to give rise to any such dispute.

Agency and distribution agreements

16.4                                    No Group Company is a party to any subsisting agency or distributorship agreement.

17.                                        Employees

Particulars of employees

17.1                                    The Disclosure Documents incorporate a complete and accurate schedule of all employees and workers of each Group Company including details of their dates of birth, the date on which they commenced continuous employment with the relevant Group Company and all remuneration payable and other benefits provided or which the relevant Group Company is bound to provide to each such person (including profit sharing, incentive, bonus, severance and share option arrangements to which the relevant Group Company is a party, whether legally binding or not).  In addition, the Disclosure Documents contain complete copies of all standard terms of employment or engagement, staff handbooks and other statements or documents containing the terms of employee and worker emoluments and benefits (including bonus schemes, incentive and profit sharing arrangements).

17.2                                    The Disclosure Documents include anonymised details of all employees and workers of each Group Company who are on secondment, maternity, paternity, adoption or other leave or who are absent due to ill health for a period of three (3) or more weeks or for any other reason.

Contracts of employment

17.3                                    Save to the extent Disclosed, all employees and workers are engaged under the standard terms of employment or engagement.

17.4                                    There is no contract of employment or worker’s contract in force between any Group Company and any of its directors, officers, employees or workers which is not terminable by the relevant Group Company without compensation (other than any compensation payable under Parts X and XI ERA) on less than three months’ notice given at any time.  There are no consultancy, agency or management services agreements in existence between any Group Company and any other person, firm or company, and there are no agreements (including collective bargaining agreements) or other arrangements (binding or otherwise) between any Group Company (or any employers’ or trade association of which any Group Company is a member) and any trade union or works council, staff association or other body representing employees or workers or a substantial number of them.  There are no outstanding pay negotiations with any employees, workers or trade unions, works councils or any other body representing employees.

Liabilities and payments

17.5                                    Except to the extent (if any) to which provision or allowance has been made in the Accounts:

17.5.1                          no liability has been incurred or is anticipated by any Group Company for breach of any contract of employment or worker’s contract or contract for services or for severance payments or redundancy payments or for compensation or damages for unfair or wrongful dismissal or for any other liability accruing from the termination or variation of any contract of employment or for services or any worker’s contract;

17.5.2                          no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or contract for services of any present or former director, officer, employee or worker or any dependant of any present or former director, officer, employee or worker of any Group Company; and

17.5.3                          no Group Company has made or agreed to make any payment to, or provided or agreed to provide any benefit or change in terms and conditions of employment for, any of its present or former directors, officers, employees or workers.

Relevant legislation

17.6                                    In relation to each Group Company it has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) complied with:

17.6.1                          all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice relating to its employees and workers and (so far as relevant) former employees and workers and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers; and

17.6.2                          all collective agreements, recognition agreements and customs and practices for the time being affecting its employees and workers or their conditions of service.

Termination of employment

17.7                                    No present directors, officers, employees or workers of any Group Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and Completion of this Agreement will not entitle any director, officer, employee or worker to terminate his employment or trigger any entitlement to a severance payment or liquidated damages.

Share and other schemes

17.8                                    No Group Company has in existence nor is it proposing to introduce, and none of its directors, officers, employees or workers participates in (whether or not established by the relevant Group Company), any employee share option plan, employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers, employees or workers or the dependants of any of such persons or any scheme under which any of its present or former directors, officers, employees or workers is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the relevant Group Company or any other person, firm or company.

Disputes and claims

17.9                                    In relation to each Group Company:

17.9.1                          no dispute exists or can reasonably be anticipated between it and a material number or category of its employees, workers or any trade union(s) or works council and, so far as the Sellers are aware, there are no wage or other claims outstanding against the relevant Group Company by any person who is now or has been a director, officer, employee or worker of it; and

17.9.2                          it has not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or workers or any lock-out, nor, so far as the Sellers are aware, is any anticipated, which has caused, or is likely to cause, the relevant Group Company to be materially incapable of carrying on its business in the normal and ordinary course.

17.10                              Within the last 12 months, no Group Company has given notice of any redundancies to the Secretary of State, started consultations with any trade union or workers’ representatives or failed to comply with any obligation under the provisions of Part IV TULRCA or been a party to any relevant transfer as defined in TUPE or has failed to comply with any duty to inform and consult any appropriate representatives under TUPE or under any other legislation.

Enhanced or accelerated payments

17.11                              No employee or worker of any Group Company has or, if made redundant would have, any right to any enhanced or accelerated payment arising as a result of the redundancy, early retirement or dismissal of the employee or worker or otherwise which is or would be enforceable against the relevant Group Company.

No outstanding offers and outstanding payments

17.12                              No offer of employment or engagement has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment has not yet started.

17.13                              There are no sums owing to or from any employee or worker of any Group Company other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

18.                                        Pension Schemes

General

18.1                                    Other than the Pension Scheme, no Group Company is or has been a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee of any Group Company or their dependants nor has any Group Company provided or promised to provide any ex gratia pensions, lump sums or like benefits for any current or former employees of any Group Company or dependants thereof.  In particular, there is no obligation to pay contributions to any personal pension scheme in respect of any employee of any Group Company.

18.2                                    Full particulars of the Pension Scheme have been Disclosed.

Benefits, discretions, funding etc…

18.3                                    The Pension Scheme provides only money purchase benefits within the meaning of Section 181 of the Pension Schemes Act 1993.

18.4                                    Each Group Company has fulfilled its legal obligations in all material respects with regard to the provision of pension benefits in relation to the Pension Scheme (including without limitation paying all contributions which have fallen due for payment within any applicable prescribed period and providing equal access to membership) in respect of each employee and former employee.

18.5                                    There are no expenses outstanding in relation to the Pension Scheme.  In respect of any employee who is covered for lump sum death benefits, those benefits are fully insured with an insurance company on normal terms and all premiums payable have been paid.

18.6                                    There are no practices relating to benefits from the Pension Scheme which are not reflected in the documentation disclosed to the Purchaser.

18.7                                    All death benefits which may be payable in respect of any employee of any Group Company are fully enforceable and fully insured under a life assurance policy with an appropriately authorised insurance company and so far as the Sellers are aware, there is no ground on which liability under such policy might be avoided.

18.8                                    No Group Company is:

18.8.1                          an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a defined benefit occupational pension scheme; or

18.8.2                          a “connected person” in relation to or an “associate” of (both terms as defined in the Insolvency Act 1986) such an employer.

18.9                                    No undertaking or assurances have been given or implied to employees of any Group Company as to the introduction, continuance, increase or improvement of any pension or death benefit.

TUPE

18.10                              No employee of any Group Company has ever had his contract of employment transferred to the relevant Group Company from another employer in circumstances where the TUPE applied.

Stakeholder pension arrangements

18.11                              Each Group Company has complied at all times (to the extent applicable) with its obligations to designate and provide access to a stakeholder scheme for all its relevant employees (as defined in the Welfare & Pensions Act 1999) (as amended) and there is no failure on the part of any Group Company to comply with its obligations in relation to any designated stakeholder pension scheme which would give rise to the imposition of a fine or penalty by any competent regulatory authority.

Claims

18.12                              No claim has been threatened or made or litigation commenced against the trustees or administrator of the Pension Scheme or against any Group Company or any other person whom any Group Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with the Pension Scheme.  So far as the Sellers are aware, there are no circumstances which may give rise to any such claim or litigation.  There are no unresolved disputes under the Pension Scheme’s internal dispute resolution procedure.

19.                                        Intellectual Property Rights

Definitions

19.1                                    In this Agreement:

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trade marks, service marks and trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How) and any other intellectual property rights or rights of a similar nature, in each case whether registered or unregistered, and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Know-How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by any Group Company, alone or with one or more others, relating to or otherwise in connection with the Business;

“Licences In” means licences, agreements, authorisations and permissions pursuant to which the Group uses, exploits or holds (or is permitted to use, exploit or hold) any Intellectual Property Rights belonging to any third party;

“Licences Out” means licences, agreements, authorisations and permissions pursuant to which any Group Company authorises or permits the use of any Intellectual Property Rights belonging to or otherwise held by the Group.

Not Licences In or Licences Out

19.2                                    Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights owned, used or exploited by the Group (other than Intellectual Property Rights used or exploited by the Group pursuant to Licences In) are set out in Part 1 and Part 2 of Schedule 4 (Owned Intellectual Property) respectively.

Licences In

19.3                                    Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights used or exploited by the Group pursuant to Licences In (in whatever form and whether express or implied) are set out in Part 3 of Schedule 4 (Licensed Intellectual Property).

Licences Out

19.4                                    Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights used or exploited by any third party pursuant to Licences Out (in whatever form and whether express or implied) are set out in Part 4 of Schedule 4 (Intellectual Property-Licensed Out).

No other Intellectual Property Rights required

19.5                                    The Group does not require any Intellectual Property Rights other than those set out in Parts 1, 2, 3 and 4 of Schedule 4 (Intellectual Property) in order to carry on the Business in the same manner as carried on in the 12 months prior to Completion.

Sole owner or applicant

19.6                                    Except in respect of Intellectual Property Rights used, exploited or held by the Group pursuant to the Licences In, a Group Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of that Schedule, free from all Encumbrances.

Valid, subsisting and enforceable

19.7                                    The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 4 (Intellectual Property) are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

19.7.1                          all application and renewal fees and other steps required for the prosecution, maintenance or protection of such rights have been paid on time or taken;

19.7.2                          no trade marks, service marks, trade names, or domain names, identical or similar to any such rights, has been registered or is being used by any person in the same, or a similar, business to that of the Group in any country in which any Group Company has registered or is using that trade mark, service mark, trade name or domain name;

19.7.3                          all confidential information (including Know-How) has in all material respects been kept confidential and has not been disclosed to third parties (other than persons who have signed written confidentiality undertakings in respect of such information);

19.7.4                          there are no pending or outstanding claims against any Group Company for compensation under the Patents Act 1977;

19.7.5                          all moral rights in respect of such Intellectual Property Rights have been waived in favour of the Group;

19.7.6                          there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

No omission

19.8                                    So far as the Sellers are aware, nothing is due to be done within 30 days of Completion the omission of which would jeopardise the prosecution, maintenance or protection of any of the Intellectual Property Rights owned or used by any Group Company which are registered or the subject of an application for registration.

Applications

19.9                                    So far as the Sellers are aware, there are no factors that would cause any applications for registration of any Intellectual Property Rights to be unacceptable to any body to which the application is being made.

Licences In and Licences Out valid etc

19.10                              The Licences In and Licences Out:

19.10.1                    are valid and binding and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid;

19.10.2                    have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

19.10.3                    are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened; and

19.10.4                    have, where required, been duly recorded or registered,

19.10.5 and none of the Sellers has any reason to believe that there is any cause for any Licence In or Licence Out to come to an end or be restricted, and so far as the Sellers are aware there is no such cause.

No infringement etc

19.11                              No Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 4 (Intellectual Property), and no activities of the Group or of any licensee of Intellectual Property Rights granted in the Licences In and, so far as the Sellers are aware, Licences Out:

19.11.1                    have infringed, infringe or are likely to infringe the Intellectual Property Rights of any third party; or

19.11.2                    have constituted, constitute and are likely to constitute any breach of any duty of  confidence, passing off or actionable act of unfair competition; or

19.11.3                    have given or give rise to any obligation to pay any royalty, fee compensation or any other sum whatsoever.

Change of control

19.12                              No change of control of any Group Company will result in the termination of, or materially affect, any of the Intellectual Property Rights set out in Parts 3 and 4 of Schedule 4 (Intellectual Property).

Confidential information

19.13                              In relation to rights in confidential information comprising Intellectual Property Rights:

19.13.1                    all such confidential information is in the lawful possession of the Group;

19.13.2                    no Group Company has disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to its professional advisers) to any person except the Purchaser; and

19.13.3                    the Group does not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on by any Group Company;

19.13.4                    no activity of any kind constitutes or is likely to constitute any breach of any duty of confidence owed to any Group Company; and

19.13.5                    no activity of the Group constitutes or is likely to constitute any breach of any duty of confidence owed by any Group Company to any third party.

20.                                        Information technology and telecommunications

Definitions

20.1                                    In this Agreement:

“IT Contracts” means any agreements, licences or other contractual arrangements with third parties relating to the IT Systems or IT Services, including licences of all software, leases of hardware and other procurement of IT Systems or IT Services;

“IT Services” means any services relating to the IT Systems or to any other aspect of the Group’s data processing or other technology requirements, including software development, support or maintenance, consultancy, source code deposit, recovery and network services, facilities management or hardware maintenance; and

“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, telecommunications and network equipment owned, used, leased or licensed in by or to the Group.

Ownership and control

20.2                                    All IT Systems material to the operation of the Group have been identified in Part 1 of Schedule 5 (Information Technology) and none of the IT Systems is wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Group.

Operation

20.3                                    So far as the Sellers are aware:

20.3.1                          all IT Systems are in good working order, function in accordance with all applicable specifications and have been, and are being, properly and regularly maintained (though not necessarily in accordance with manufacturers recommendations) and replaced;

20.3.2                          no part of the IT Systems has materially failed to function or has otherwise interrupted or hindered the operation of the business of any Group Company at any time during the two years prior to the date of this Agreement; and

20.3.3                          all IT Services are being, and have been, provided in accordance with all applicable specifications.

Access

20.4                                    The Group has full and unrestricted access to, and use of, the IT Systems and no third party agreements or consents are required to enable the Group to continue such access and use following Completion.

Source code

20.5                                    The Group has in its possession or control the source code to all software material to the operations of the Business or has in place valid and binding escrow arrangements in respect of such software which will not be adversely affected by the transactions contemplated by this Agreement.

Domain names

20.6                                    A Group Company is the registrant and beneficial owner of the domain names specified in Part 2 of Schedule 5 (Information Technology) and those domain names do not infringe the Intellectual Property Rights of any third party.

Websites

20.7                                    All websites operated by any Group Company have been created or developed by the Group or pursuant to IT Contracts that vest the legal and beneficial ownership of all copyright and all other Intellectual Property Rights in such websites in a Group Company and, so far as the Sellers are aware, the content of the websites does not infringe the Intellectual Property Rights of any third party.

IT Contracts

20.8                                    The IT Contracts:

20.8.1                          are valid and binding and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid;

20.8.2                          have not been the subject of any breach or default by any party; and

20.8.3                          are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened.

21.                                        Legislation

So far as the Sellers are aware, no Group Company is in breach of, or has received notice of or is aware of any allegation of breach of, the requirements of any legislation that is applicable to it.

22.                                        Properties

General

22.1                                    The Properties comprise all the land owned, controlled, used or occupied by each Group Company, and all the estates, interests or rights vested in any Group Company relating to any land, at the date of this Agreement.

22.2                                    No Group Company has any liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any land other than the Properties.

Title

22.3                                    The relevant Group Company has a good and marketable title to each Property for the estate or interest, set out in Schedule 3 free from any Encumbrances, any agreements for sale or lease, options or rights of pre emption and any covenants, restrictions, stipulations, easements or other encumbrances which materially adversely affect the use, enjoyment or value of the Property.

Occupation

22.4                                    The relevant Group Company is in actual occupation of each of the Properties on an exclusive basis and no person, other than the relevant Group Company, has any right (actual or contingent) to possession, occupation or use of or interest in the Properties.

Leases

22.5                                    Complete and accurate copies of all Leases are contained in the Disclosure Documents and the relevant Group Company has not committed any material breach thereof.

Documents of title

22.6                                    The documents of title relating to each Property consist of original documents or properly examined abstracts, all of which are in the possession of the relevant Group Company or are unconditionally held to its order.  Where necessary all title deeds are fully stamped with ad valorem stamp duty and a produced document stamp.

Complaints and disputes

22.7                                    No Group Company has had occasion to make any claim or complaint in relation to any neighbouring property or its use or occupation and there are no disputes, claims, actions, demands or complaints which are outstanding or which are expected by the relevant Group Company in relation to any Property and no notices materially affecting the Property have been given or received.

Outgoings

22.8                                    The Properties are not subject to any outgoings other than the uniform business rates or water rates (and sums due under any Lease including rent, insurance and service charge) and all such payments have been made to date.

Lawful use

22.9                                    The current use of each Property is as set out in column (5) of Part 1 of Schedule 3 and is a lawful use under the Planning Acts, and is being and has been carried out in accordance with valid planning permissions.  No enforcement proceedings have been commenced or notices served and so far as the Sellers are aware, no such proceedings or notices have been proposed.  No planning permission contains unusual or otherwise unduly onerous conditions, is the subject of an existing challenge as to its validity or has been issued within the three months immediately before the date of this Agreement.

Statutory compliance

22.10                              There is no outstanding order, notice or other requirement of any local or other authority affecting the Property or involving expenditure in compliance with it nor, so far as the Sellers are aware, but without making any specific enquiry, any circumstances that may result in any such order or notice being made or served.

22.11                              So far as the Sellers are aware, but without making any specific enquiry, each Group Company has complied in all material respects with all laws, regulations, restrictions, covenants and obligations (including all covenants binding that Group Company contained in any Lease) relating to the Property, no Group Company has received any notice or allegation of any breach of such laws, regulations, restrictions, covenants or obligations from any person and so far as the Sellers are aware, there are no circumstances likely to give rise to the service of any such notice or allegation.

Leasehold Property

22.12                              In relation to each Property where the relevant Group Company’s tenure is leasehold:

22.12.1                    any consents required for the grant of or under the covenants contained in the Lease have been obtained;

22.12.2                    the last instalment of rent was paid to and was accepted by the landlord or its agents without qualification;

22.12.3                    all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts and, where appropriate, evidence of the agreement or determination of the current rent has been placed with the documents of title.

22.13                              So far as the Sellers are aware, no third party is in breach of any of the covenants or obligations contained in any Lease.

Condition

22.14                              So far as the Sellers are aware, but without carrying out any specific inspections or surveys, all buildings and structures on the Properties are in good repair and condition and no significant damage has been caused at any of the Properties.

23.                                        Insolvency

23.1                                    No Group Company has stopped payment of its debts, entered into any scheme of arrangement or voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as defined by section 123 Insolvency Act 1986, and no order has ever been made or petition presented or resolution passed for the winding up of any Group Company and no distress, execution or other process has ever been levied on any of the assets of any Group Company.

23.2                                    No administrative or other receiver has been appointed by any person over the whole or any part of the business or assets of any Group Company, nor has any order been made or petition presented for the appointment of an administrator in respect of any Group Company.

23.3                                    There are no circumstances which would entitle any person to present a petition for the administration or winding up of any Group Company or to appoint a receiver or administrator over the whole or any part of any Group Company’s undertaking or assets.

Part 2
Taxation Warranties

24.                                        General

24.1                                    Provision or reserve has been made in the Accounts in accordance with GAAP for all Taxation liable to be assessed on each Group Company or for which the Group is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Balance Sheet Date or deemed to have been or treated as earned, accrued or received for Taxation purposes on or before the Balance Sheet Date and/or in respect of any event occurring or deemed to have occurred on or before the Balance Sheet Date, including distributions made on or before the Balance Sheet Date or provided for in the Accounts.

24.2                                    Provision has been made in the Accounts for deferred Taxation in accordance with GAAP.

24.3                                                 No charge to Taxation will arise on any Group Company as a result of entry into or completion of this Agreement.

24.4                                                 No Group Company is liable or may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profits, income, gains or a transaction, event, omission or circumstance arising, occurring or deemed to arise or occur on or prior to Completion.

25.                                        Payment of Tax

25.1                                                 Each Group Company has properly paid all Taxation prior to Completion which it has become liable to pay prior to Completion and it has never paid or become liable to pay, nor so far as the Sellers are aware are there any circumstances which may cause it to become liable to pay, any penalty, fine, surcharge or interest in connection with Taxation.

25.2                                                 All payments by any Group Company to any person which ought to have been made under deduction or withholding of Taxation have been so made and the Taxation so deducted or withheld has been properly and punctually accounted to the relevant Taxation Authority.

25.3                                                 No Group Company has entered into any group payment arrangements under the provisions of section 36 FA 1998.

25.4                                                 No Group Company has entered into a managed payment plan (within the meaning of section 111 FA 2009) or any arrangement with HMRC for the deferred payment of any liability to Taxation.

26.                                        Compliance

26.1                                    Each Group Company has made all returns, claims for relief, applications, notifications, computations, reports, accounts, statements, registrations and assessments (whether physically in existence or electronically stored) (“Returns”) it is required by law to make. All Returns have been properly submitted by the relevant Group Company within any relevant time limits to each relevant Taxation Authority and the Returns so far as the Sellers are aware give full disclosure of all material facts and circumstances and are not likely to be the subject of any question or dispute with any Taxation Authority.

26.2                                                 Each Group Company has prepared, kept and preserved sufficient records to enable it to make and complete returns for Taxation purposes. Such records form part of appropriate tax accounting arrangements (as defined in paragraph 14 Schedule 46 FA 2009) and enable each Group Company to calculate the liability to Taxation or the amount of a Relief arising on the disposal of any asset owned at the Balance Sheet Date or acquired since the Balance Sheet Date but before Completion and otherwise as required by law.

26.3                                                 The Disclosure Letter contains details so far as they affect any member of the Group of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature) and so far as the Sellers are aware no such arrangement is liable to be withdrawn for any reason.

26.4                                                 No Group Company is in dispute with any Taxation Authority and so far as the Sellers are aware there are no circumstances that exist which are likely to give rise to any such dispute. No Taxation Authority has investigated or indicated in writing that it may investigate any Group Company’s Taxation affairs and so far as the Sellers are aware no Group Company is subject to any ongoing investigation.

26.5                                                 All particulars furnished to any Taxation Authority in connection with an application for any consent or clearance made on behalf of or affecting any Group Company during the last six years were made to the appropriate office, section, department or body and disclosed all material facts, circumstances and (where appropriate) law material to the decision of the relevant Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) in all material respects in accordance with the terms of the relevant application, consent or clearance.

26.6                                                 No Group Company is a qualifying company within paragraph 15 Schedule 46 FA 2009.

27.                                        Corporation Tax/Capital Allowances

27.1                                                 If all of the capital assets of each Group Company were disposed of on the date of this Agreement for a consideration equal to the book value of those assets in, or adopted for the purposes of the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon their acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to each Group Company other than amounts falling to be deducted under section 38 TCGA.

27.2                                                 No Group Company has since the Balance Sheet Date made any distribution within the meaning of section 209 TA 88 (meaning of “distribution”) save for any dividend disclosed in the Accounts nor is it bound to make such a distribution.

27.3                                                 No Group Company has received, or is likely to receive, a distribution, which is not exempt pursuant to section 931B or sections 931E to 931Q (inclusive) CTA 2009.

27.4                                                 No Group Company has at any time repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has any Group Company capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI TA 88) or passed or agreed to pass any resolution to do so.

27.5                                                 No rents, interest, annual payments or other sums of an income nature paid or payable by any Group Company or which any Group Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

28.                                        Close Companies

28.1                                    No Group Company is or ever has been a close company within the meaning of sections 414 and 415 TA 88.

29.                                        Tax Avoidance

29.1                                    No Group Company has entered into or so far as the Sellers are aware been a party to any scheme, arrangement or transaction designed wholly or mainly, or containing artificial steps or stages designed wholly or mainly, for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

29.2                                                 No Group Company has been party to any arrangements, transaction or series of transactions, which it has or may become liable to notify to any Taxation Authority under any legislation requiring the disclosure of tax avoidance schemes.

30.                                        Loan Relationships

30.1                                    There are no outstanding debts owed to or by any Group Company, or any securities issued by any Group Company or which any member of the Group owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA and which do not arise out of loan relationships of the Group Company for the purposes of section 302 (1) and (2) CTA 2009.

31.                                        Bonus Schemes and Employment-Related Securities

31.1                                                 No shares or securities have been issued or transferred to or are held on behalf of any current or former director or employee of any Group Company to which the provisions of Part 7 of IT(EP)A apply or have been applied and there are no shares or securities otherwise issued by any Group Company to which the provisions of Part 7 of IT(EP)A apply or have been applied.

31.2                                                 No Group Company has established (or is a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by HMRC, for the benefit of its current or former directors or employees or any of them.

32.                                        International

32.1            Each Group Company was incorporated in and is and always has been resident only in the United Kingdom for Taxation purposes and for the purposes of any double taxation agreement. No Group Company is liable to, and has at no time incurred any, or is required to be registered for any Taxation in any jurisdiction other than the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

32.2                                                 No Group Company has without the prior consent of the Treasury carried out or agreed to carry out any transaction (including under section 765 TA 88 and in relation to transactions occurring on or after 1 July 2009, as set out in section 37 and Schedule 17 FA 2009) which would be unlawful in the absence of such consent and has, in relation to transactions before 1 July 2009 (where relevant), complied with the requirements of section 765A(2) TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given by that section.

33.                                        Non-Arm’s Length Transactions

33.1                                    No Group Company has in the period of six years ending on the date of this Agreement been party to any non-arms length transaction or been party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA TA 88 or section 18 TCGA may apply. No Group Company will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

34.                                        Inheritance Tax

34.1                                    There is no charge referred to in section 237 Inheritance Tax Act 1984 outstanding in respect of any asset of a Group Company or the Shares.

35.                                        Groups of Companies

35.1                                    No Group Company has ever been a 51 per cent subsidiary of any person within the meaning of section 838 TA 88 (subsidiaries) other than a 51 per cent subsidiary of another Group Company.

35.2                                    No Group Company has at any time during the last six years acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA.

35.3                                    Neither the execution of this Agreement nor Completion nor any other event since the Balance Sheet Date will result in any profit or gain being deemed to accrue to any Group Company for any Taxation purpose under section 179 TCGA, sections 780 or 785 CTA 2009 (previously paragraphs 58 and 60 Schedule 29 FA 2002), sections 345 and 346 CTA 2009 (previously paragraph 12A Schedule 9 FA 1996), sections 630 to 632 (inclusive) CTA 2009 (previously paragraph 30A Schedule 26 FA 2002).

36.                                        Value Added Tax

36.1                                    Each Group Company has, throughout the whole of the period beginning three years before the Balance Sheet Date and ending on the date hereof, been registered and been eligible to be registered and is a taxable person for the purposes of the VATA as a member of a group of companies for the purposes of sections 43 to 43C VATA (groups of companies) of which the representative member is Dsicmm Limited (the “Representative Member”) and such registration is not subject to any conditions imposed by or agreed with HMRC.

36.2                                    The Representative Member is a registered and taxable person for the purposes of the VATA, such registration not being pursuant to paragraph 2 Schedule 1 VATA and not subject to any conditions imposed by or agreed with HMRC. The Representative Member has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements with HMRC relating to VAT. The Representative Member has not been required by HMRC to give security.

36.3                                    All supplies of goods and services made by each Group Company are taxable supplies for the purposes of the VATA and all input tax is deductible in accordance with the provisions of sections 25 and 26 VATA.

36.4                                    No Group Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the relevant Group Company has any interest, right or licence to occupy and the relevant Group Company has no obligation to make such an election.

36.5                                    No Group Company owns or has at any time within the period of ten years preceding the date of this Agreement owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

37.                                        Stamp Duties

37.1                                    There is no instrument to which any Group Company is a party and which is necessary to establish any Group Company’s rights or any Group Company’s title to any asset, which is liable to stamp duty and which has not been duly stamped, or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

37.2                                    Within the 3 years ending on the date of this Agreement, no Group Company has made any claim for relief, exemption or deferral of stamp duty, stamp duty land tax or stamp duty reserve tax.

37.3                                    No Group Company is or may become liable to pay stamp duty land tax after Completion by reference to any land transaction, as defined in section 43 FA 2003, to which it has been a party prior to Completion.

Signed by	)
MARK THOMAS FELSTEAD	)	/s/Mark Thomas Felstead

Signed by	)
SUSAN ANN FELSTEAD	)	/s/Susan Ann Felstead

Signed by	)
ANDREW YOUNG	)	/s/Andrew Young

Signed by	)
DAVID NEIL REYNOLDS	)	/s/David Neil Reynolds

Signed by	)
ASA MARK BURROWS	)	/s/Asa Mark Burrows

Signed by	)
TMOTHY JAMES DRAKE	)	/s/Timothy James Drake

Signed by	)
YOLANDA JANE NOBLE	)	/s/Yolanda Jane Noble

Signed by	)
MARTIN RICHARD WILLIAMS	)	/s/Martin Richard Williams

Signed by	)
ALASTAIR DUNCAN MACLEAN	)	/s/Alastair Duncan Maclean

Signed by	)
KAREN ELIZABETH HAYLEY	)	/s/Karen Elizabeth Hayley

Signed by Robert Evans	)
for and on behalf of	)
INNOVATIVE OUTPUT SOLUTIONS LIMITED	)	/s/Robert Evans

Director/Duly Authorised Signatory

Dated 30 June 2010

MARK FELSTEAD and Others

- and —

INNOVATIVE OUTPUT SOLUTIONS LIMITED

AGREEMENT

for the sale and purchase

of the entire issued share capital

of dsicmm Group Limited

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

1

Table of Contents

1.	Definitions and Interpretation	1
2.	Sale and purchase	9
3.	Consideration	10
4.	Conditions and conduct of Business pending Completion	10
	Conditions to Completion	10
	Waiver of Conditions	11
	Time limit for satisfaction of Conditions	11
	Conduct of Business pending Completion	11
5.	Completion	12
6.	Statement of Total Debt and Working Capital	12
7.	Warranties	15
8.	Limitation of Sellers’ liability	16
9.	Termination	16
	Purchaser’s right to terminate	16
10.	Third party rights	17
11.	Further assurance	17
12.	Confidentiality; announcements	17
13.	Assignment	18
14.	Waiver; variation; invalidity	19
15.	Joint and several	19
16.	Costs and expenses	20
17.	Payments	20
18.	Indemnities	21
19.	Protection of goodwill and trade secrets	22
20.	Counterparts	23
21.	Time of the essence	23
22.	Appointment of Sellers’ Representative	23
23.	Notices	24
24.	Governing law and jurisdiction	25
25.	Entire agreement and financial promotion	26
	This Agreement	26

Schedule 1 Details of the Sellers		27

Schedule 2 Details of the Group		29

	Part 1 DSICMM	29
	Part 2 The Subsidiaries	30

Schedule 3		52

	Part 1 Properties	52
	Part 2 Leases	52
	Part 3 Vacant Properties	54

Schedule 4 Intellectual Property	55

Part 1 Registered IP	55
Part 2 Material unregistered IP	55
Part 3 Licences In	55
Part 4 Licences Out	59

Schedule 5 Information Technology	60

Part 1 IT Systems	60
Part 2 Domain names	68

Schedule 6 Completion Obligations	71

Schedule 7 Warranties	74

Part 1 General warranties	74
Ownership and control	95
Operation	96
Part 2 Taxation Warranties	99

Schedule 8 Limitation of Sellers’ liability	104

Schedule 9 Shareholder Loans	107

Schedule 10	112

Part 1 Basis for preparation of the Working Capital Statement and Statement of Total Debt	112
Part 2 Format of Working Capital Statement	112
Part 3 Format of Statement of Total Debt	113

Schedule 11 List of documents in the agreed form	115

Schedule 12 Deferred Consideration Payment Amounts	116

Schedule 13	118

Part 1 Specified Customers	118
Part 2 Specified Suppliers	118
Part 3 Significant Customers	2
Part 4 Specified Persons	2

The following schedules to this Agreement have been omitted from this Exhibit 2.1. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

Schedule 2	Details of the Group
Schedule 3	Real Estate
Schedule 4	Intellectual Property
Schedule 5	Information Technology
Schedule 6	Completion Obligations
Schedule 9	Shareholder Losses
Schedule 10	Working Capital
Schedule 11	List of documents in the agreed form
Schedule 12	Deferred Consideration Payment Amounts
Schedule 13	Specified Customers/Specified Suppliers/Significant Customers/Specified Persons